Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
INFORMATICA CORPORATION,
SPUTNIK ACQUISITION CORPORATION,
SIPERIAN, INC.,
INVESTOR GROWTH CAPITAL,
as Stockholders’ Representative
(solely for purposes of Section 6.5, ARTICLE VII, ARTICLE VIII and ARTICLE IX),
and
U.S. BANK NATIONAL ASSOCIATION,
as Escrow Agent
(solely for purposes of ARTICLE VII, ARTICLE VIII and ARTICLE IX)
Dated as of January 28, 2010

TABLE OF CONTENTS
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TABLE OF CONTENTS
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INDEX OF EXHIBITS

Exhibit*	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of 280G Waiver
Exhibit C	Form of Stockholder Written Consent
Exhibit D	Form of Certificate of Merger
Exhibit E-1	Form of Director Resignation Letter
Exhibit E-2	Form of Officer Resignation and Release Letter
Exhibit F	Form of Legal Opinion of Counsel of the Company
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Terminating Employee Release

Schedule*	Description
Schedule 1.1	Bridge Debt Lenders
Schedule 1.2	Employees Receiving Severance Payments
Schedule 1.3	Executives
Schedule 1.4	Standard Severance Matrix
Schedule 2.2(a)	Supporting Stockholders
Schedule 2.2(b)(x)	Required Terminating Employee Releases
Schedule 2.2(b)(xi)	Additional Company Stockholders Signing Non-Competition Agreements
Schedule 6.3(a)	Statement of Estimated Expenses
Schedule 6.3(c)	Estimated Change in Control Payments Statement
Schedule 6.4	Spreadsheet
Schedule 6.5	Working Capital Methodology
Schedule 6.5(a)	Estimated Working Capital Statement
Schedule 6.11	Terminating Employees
Schedule 7.2(a)(vi)	Additional Indemnification Matters
Schedule 7.5(d)(ii)	Escrow Agent Money Market Deposit Account

*	Such attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Informatica Corporation hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Informatica Corporation reserves the right to request confidential treatment for portions of any such documents.

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 28, 2010 by and among Informatica Corporation, a Delaware corporation (“Parent”), Sputnik Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Siperian, Inc., a Delaware corporation (the “Company”), Investor Growth Capital, as the Stockholders’ Representative (solely for purposes of Section 6.5, ARTICLE VII, ARTICLE VIII and ARTICLE IX) (the “Stockholders’ Representative”), and U.S. Bank National Association, as the Escrow Agent (solely for purposes of ARTICLE VII, ARTICLE VIII and ARTICLE IX) (the “Escrow Agent”).
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company with the Company as the surviving corporation (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time, (i) all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein, (ii) all of the issued and outstanding Vested Company Options shall be terminated (unless exercised prior to the Closing) in exchange for the right to receive the consideration set forth herein, (iii) all of the issued and outstanding Unvested Company Options shall be assumed by Parent and converted into options to purchase common stock of Parent as set forth herein, and (iv) all of the issued and outstanding Company Warrants shall be terminated (unless exercised prior to the Closing) in exchange for the right to receive the consideration set forth herein.
     C. A portion of the consideration otherwise payable by Parent in connection with the Merger and in connection with the Management Acquisition Bonus Plan shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.
     D. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, each of the Key Employees (as defined below) has entered into an employment arrangement with Parent or a Subsidiary (as defined below) thereof to be effective as of the Closing Date (as defined below) pursuant to the execution of an offer letter (the “Offer Letter”) and a proprietary information and inventions assignment agreement, each on Parent’s or the relevant Subsidiary’s applicable standard form.
     F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, each of the Key Employees and each officer who is a Company Stockholder and identified by Parent in Schedule 2.2(b)(xi), has entered into and delivered to Parent a non-competition agreement, substantially in the form attached hereto as Exhibit A (the “Non Competition Agreement”), to be effective upon the Closing Date.
     G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, each Person, if any, who might receive any payments and/or benefits that constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) has executed and delivered to the Company a 280G waiver, substantially in the form attached hereto as Exhibit B (a “280G Waiver”).

     H. Immediately following the execution and delivery of this Agreement, and as a material inducement to Parent and Sub to enter into this Agreement, it is intended that the Company obtain and deliver to Parent a true, correct and complete copy of the Stockholder Written Consent (as defined below) evidencing the adoption of this Agreement and signed by certain of the Supporting Stockholders representing (i) at least 85% of the Company’s issued and outstanding Company Capital Stock as of the date hereof and (ii) the Requisite Stockholder Vote.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
     “2008 Financials” has the meaning assigned to it in Section 4.7(a).
     “2009 Financials” has the meaning assigned to it in Section 4.7(a).
     “2010 Financials” has the meaning assigned to it in Section 4.7(a).
     “280G Waiver” has the meaning assigned to it in the Recitals.
     “Additional Change in Control Payments” has the meaning assigned to it in Section 6.3(d).
     “Additional Company Debt” shall mean any Company Debt that was not set forth in the Payoff Letters or that has not been repaid or prepaid prior to or concurrently with the Closing.
     “Additional Transaction Expenses” has the meaning assigned to it in Section 6.3(b).
     “Additional Merger Consideration Adjustment Amounts” shall mean (i) any Additional Transaction Expenses, (ii) any Additional Change in Control Payments; (iii) any Overstated Amount, subject to the limitations set forth in Section 6.5(h); (iv) any Additional Company Debt and (v) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code.
     “Adjusted Working Capital Amount” means an amount equal to, as of the Closing, (i) the aggregate of all current assets of the Company, less (ii) all current liabilities of the Company, in each case, determined in accordance with GAAP (as consistently applied by the Company, to the extent in accordance with GAAP); provided, that for this purpose, and for the avoidance of doubt, current liabilities of the Company shall not include (1) Change in Control Payments, (2) Transaction Expenses, (3) Company Debt, or (4) severance amounts payable to non-Executive employees of the Company or its Subsidiaries under the Standard Severance Matrix as a result of such employees not continuing their employment with the Company or its Subsidiaries or becoming employees of Parent or its Affiliates following the Closing. The calculation of the Adjusted Working Capital Amount based on the Current Balance Sheet and the methodology relating thereto is set forth in Schedule 6.5, which the parties agree will be the methodology used in determining the Adjusted Working Capital Amount.

     “Adjusted Working Capital Target” means an amount equal to $1,000,000.
     “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement).
     “Agent Indemnification Expenses” has the meaning assigned to it in Section 7.5(e)(viii).
     “Agent Interpleader Expenses” has the meaning assigned to it in Section 7.5(e)(vii).
     “Aggregate Excess Amount” means the aggregate amount of cash equal to the sum of (i) the Aggregate Series 1 Excess, if any plus (ii) the Aggregate Series A Excess, if any plus (iii) the Aggregate Series B Excess, if any plus (iv) the Aggregate Series C Excess, if any plus (v) the Aggregate Series D Excess, if any plus (vi) the Aggregate Series E Excess, if any.
     “Aggregate Excess Shares” shall mean the sum of (a) the Total Outstanding Common Stock, plus (b) if there is no Series 1 Per Share Excess Amount, the Total Outstanding Series 1 Shares, plus (c) if there is no Series A Per Share Excess Amount, the Total Outstanding Series A Shares, plus (d) if there is no Series B Per Share Excess Amount, the Total Outstanding Series B Shares, plus (e) if there is no Series C Per Share Excess Amount, the Total Outstanding Series C Shares, plus (f) if there is no Series D Per Share Excess Amount, the Total Outstanding Series D Shares, plus (g) if there is no Series E Per Share Excess Amount, the Total Outstanding Series E Shares.
     “Aggregate Exercise Amount” means the aggregate exercise price of all Company Options that are included for purposes of determining the Total As-Converted Outstanding Shares (excluding all Out-of-the-Money Company Options) and Total Outstanding Common Stock (excluding all Out-of-the-Money Company Options).
     “Aggregate Participation Consideration” means the aggregate amount of cash remaining after subtracting (i) the Aggregate Preference Amount from the (ii) Merger Consideration.
     “Aggregate Preference Amount” means the aggregate amount of cash equal to the sum of (i) the Aggregate Series 1 Preference plus (ii) the Aggregate Series A Preference plus (iii) the Aggregate Series B Preference plus (iv) the Aggregate Series C Preference plus (v) the Aggregate Series D Preference plus (vi) the Aggregate Series E Preference.
     “Aggregate Series 1 Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series 1 Per Share Excess Amount by (ii) the Total Outstanding Series 1 Preferred Shares.
     “Aggregate Series 1 Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series 1 Per Share Preference by (ii) the Total Outstanding Series 1 Preferred Shares.

     “Aggregate Series A Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series A Per Share Excess Amount by (ii) the Total Outstanding Series A Preferred Shares.
     “Aggregate Series A Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series A Per Share Preference by (ii) the Total Outstanding Series A Preferred Shares.
     “Aggregate Series B Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series B Per Share Excess Amount by (ii) the Total Outstanding Series B Preferred Shares.
     “Aggregate Series B Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series B Per Share Preference by (ii) the Total Outstanding Series B Preferred Shares.
     “Aggregate Series C Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series C Per Share Excess Amount by (ii) the Total Outstanding Series C Preferred Shares.
     “Aggregate Series C Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series C Per Share Preference by (ii) the Total Outstanding Series C Preferred Shares.
     “Aggregate Series D Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series D Per Share Excess Amount by (ii) the Total Outstanding Series D Preferred Shares.
     “Aggregate Series D Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series D Per Share Preference by (ii) the Total Outstanding Series D Preferred Shares.
     “Aggregate Series E Excess” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series E Per Share Excess Amount by (ii) the Total Outstanding Series E Preferred Shares.
     “Aggregate Series E Preference” means an aggregate amount of cash equal to the product obtained by multiplying (i) the Series E Per Share Preference by (ii) the Total Outstanding Series E Preferred Shares.
     “Agreed Amount” has the meaning assigned to it in Section 7.4(a).
     “Agreed Upon Loss” has the meaning assigned to it in Section 7.4(d).
     “Agreement” has the meaning assigned to it in the Preamble.
     “Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery Laws.

     “Appraisal Liability” means the aggregate amount of (i) (A) any payments made by the Surviving Corporation as may be determined, pursuant to and subject to the requirements of the DGCL, to be due with respect to shares of Company Capital Stock that are issued and outstanding as of the Effective Time that are held by Company Stockholders of record who have exercised appraisal rights under the DGCL plus (B) all reasonable outside legal fees and other costs and expenses incurred by Parent and the Surviving Corporation in connection with any such appraisal action, minus (ii) the aggregate applicable Per Share Class Payment Amount otherwise applicable to such shares in accordance with ARTICLE III.
     “Balance Sheet Date” has the meaning assigned to it in Section 4.7(a).
     “Books and Records” has the meaning assigned to it in Section 4.19.
     “Bridge Debt” means the Indebtedness of the Company pursuant to the Note Purchase Agreement (Including Drag-Along Provision and Wavier of Rights of First Refusal) by and between the Company and the parties listed on Exhibit A thereto dated December 17, 2008 and related documents between the Company and the Bridge Debt Lenders.
     “Bridge Debt Lenders” means the Persons set forth on Schedule 1.1 hereto.
     “Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of California or a day on which commercial banks in the State of California are permitted or authorized to close.
     “Bylaws” means the bylaws of the Company, as in effect on the date hereof.
     “Certificate of Merger” has the meaning assigned to it in Section 2.2(a).
     “Certificates” has the meaning assigned to it in Section 3.1(d)
     “Change in Control Payments” means, without duplication (and excluding (x) any acceleration with respect to Company Capital Stock or Company Options and (y) any severance payments to any non-Continuing Employees (other than Executives) paid under the Standard Severance Matrix, but including any other contractual obligations of the Company entered into prior to or in connection with the Closing for any single-trigger payments due at Closing to Employees or members of the Board of Directors of the Company, or in the case of non-Continuing Employees (single- or double-trigger) (“Contractual Severance Obligations”)), any stay-bonus, transaction completion, severance (including (A) severance payments and (B) Contractual Severance Obligations to Executives) or other change-of-control bonus or other similar payment, or any other termination-related payment to the Employees or members of the Board of Directors of the Company, including any such payments to those Employees listed on Schedule 1.2 hereto and any payments required to be made pursuant to the Management Acquisition Bonus Plan or any similar plan in effect as of the Effective Time (in each case, as amended or revised), and any employment or payroll or other applicable Taxes payable in connection with the foregoing or any other transactions contemplated by this Agreement (including those set forth in ARTICLE III) or any such Taxes that may arise if loans or other obligations owed by stockholders or employees are forgiven in the connection with the Merger, which have been paid or will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby and as set forth on Schedule 6.3(c); provided, however, that Change in Control Payments shall not include Transaction Expenses.
     “Charter Documents” has the meaning assigned to it in Section 4.1(a).

     “Claimed Amount” has the meaning assigned to it in Section 7.4(a).
     “Claim Certificate” has the meaning assigned to it in Section 7.4(a).
     “Closing” and “Closing Date” have the meanings assigned to them in Section 2.2(a).
     “Closing Certificates” means the certificates, instruments and other documents required to be delivered by the Company to Parent pursuant to Section 2.2(b).
     “Closing Working Capital Statement” has the meaning assigned to it in Section 6.5(b).
     “COBRA” has the meaning assigned to it in Section 4.22(a)
     “Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     “Common Stock Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Per Share Participation Amount, plus (ii) the Per Share Excess Amount.
     “Company” has the meaning assigned to it in the Preamble.
     “Company Acquisition Proposal” has the meaning assigned to it in Section 6.15(a).
     “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Company Debt” means any Indebtedness of the Company outstanding as of the Closing Date, including the Bridge Debt and Square 1 Debt.
     “Company Employee Plan” has the meaning assigned to it in Section 4.22(a).
     “Company Intellectual Property” has the meaning assigned to it in Section 4.14(a).
     “Company Option Plans” means the Company’s 2003 Equity Incentive Plan and any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.
     “Company Options” means any option to purchase or otherwise acquire shares of Company Common Stock (whether or not vested) outstanding under the Company Option Plans.
     “Company Permits” has the meaning assigned to it in Section 4.17.
     “Company Preferred Stock” means the Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, or all of them, as the context may require.
     “Company Products” has the meaning assigned to it in Section 4.14(a).
     “Company Registered Intellectual Property” has the meaning assigned to it in Section 4.14(b).

     “Company Series D Warrant” means a warrant to purchase shares of Series D Preferred Stock.
     “Company Sites” has the meaning assigned to it in Section 4.14(r).
     “Company Stockholder” means a holder of Company Common Stock or Company Preferred Stock, and, as of immediately prior to the Effective Time, including that certain holder of the Company Series D Warrant.
     “Company Warrants” means all issued and outstanding warrants to purchase Company Capital Stock.
     “Confidentiality Agreement” has the meaning assigned to it in Section 6.1.
     “Confirmation Certificate” has the meaning assigned to it in Section 6.5(d).
     “Conflict” has the meaning assigned to it in Section 4.5.
     “Consideration Fund” has the meaning assigned to it in Section 3.4(a).
     “Consultant Proprietary Information Agreement” has the meaning assigned to it in Section 4.14(n).
     “Contaminants” has the meaning assigned to it in Section 4.14(w).
     “Continuing Employees” means any Employee (including any Key Employee) who is employed by Parent or a Subsidiary of Parent (including the Surviving Corporation) immediately after the Effective Time.
     “Contract” means any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral, which is legally binding upon the party against which enforcement is sought.
     “Copyrights” has the meaning assigned to it in Section 4.14(a).
     “Current Balance Sheet” has the meaning assigned to it in Section 4.7(a).
     “Deductible” has the meaning assigned to it in Section 7.3(b).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Director Resignation Letter” has the meaning assigned to it in Section 2.2(b).
     “Disclosure Schedule” has the meaning assigned to it in the introduction to ARTICLE IV.
     “Dissenting Shares” has the meaning assigned to it in Section 3.9.
     “DOL” has the meaning assigned to it in Section 4.22(a).
     “Domain Names” has the meaning assigned to it in Section 4.14(a).
     “Effective Time” has the meaning assigned to it in Section 2.2(a).

     “Employee” has the meaning assigned to it in Section 4.22(a).
     “Employee Agreement” has the meaning assigned to it in Section 4.22(a).
     “Employee Proprietary Information Agreement” has the meaning assigned to it in Section 4.14(n).
     “Environmental Laws” has the meaning assigned to it in Section 4.20(a)
     “ERISA” has the meaning assigned to it in Section 4.22(a).
     “ERISA Affiliate” has the meaning assigned to it Section 4.22(a).
     “Escrow Agent” has the meaning assigned to it in the Preamble.
     “Escrow Fund” has the meaning assigned to it in Section 3.5.
     “Estimated Adjusted Working Capital Amount” has the meaning assigned to it in Section 6.5(a).
     “Estimated Change in Control Payment Statement” has the meaning assigned to it in Section 6.3(c).
     “Estimated Working Capital Statement” has the meaning assigned to it in Section 6.5(a).
     “Executives” means those employees of the Company and its Subsidiaries set forth on Schedule 1.3.
     “Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws
     “Export and Import Control Laws” means any Law or Order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.
     “Final Adjusted Working Capital Amount” has the meaning assigned to it in Section 6.5(g).
     “Financials” has the meaning assigned to it in Section 4.7(a).
     “FIRPTA Certificate” has the meaning assigned to it in Section 2.2(b)(xvi).
     “First Escrow Release” has the meaning assigned to it in Section 7.5(c).
     “FMLA” has the meaning assigned to it in Section 4.22(a).
     “GAAP” means U.S. generally accepted accounting principles, consistently applied.
     “General Indemnification Cap” has the meaning assigned to it in Section 7.3(a).

     “Generally Commercially Available Code” has the meaning assigned to it in Section 4.14(a).
     “Governmental Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any work council or similar labor entity.
     “Government Contract” means any Contract with (i) a Governmental Authority (a “Prime Government Contract”) or (ii) a contractor that has a Prime Government Contract (a “Prime Government Contractor”) with respect to the provision of products or services to such Prime Government Contractor for delivery under such Prime Government Contract or (iii) any contractor, other than a Prime Government Contractor, that has a contract to provide products or services to a Prime Government Contractor or otherwise, which products and services will ultimately be provided to a Governmental Authority or (iv) any other company in connection with a “Contractor team arrangement” as defined in the Federal Acquisition Regulations (48 C.F.R. §9.601).
     “Hazardous Materials” has the meaning assigned to it in Section 4.20(a).
     “Hazardous Materials Activities” has the meaning assigned to it in Section 4.20(b).
     “HIPAA” has the meaning assigned to it in Section 4.22(a).
     “Inbound Licenses” has the meaning assigned to it in Section 4.14(f).
     “Indebtedness” means, with respect to any Person, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all capitalized lease obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is incurred; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (vi) guarantees in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below; (vii) all obligations of any other Person of the type referred to in clauses (i) through (v) which is secured by a Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Company against fluctuations in currency value; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (i) through (viii) above.
     “Indemnification Escrow Amount” means an amount in cash equal to $18,000,000.
     “Indemnifying Parties” and “Indemnifying Party” means the Company Stockholders, holders of Vested Company Options and Management Acquisition Bonus Plan Participants.
     “Independent Auditor” means Deloitte & Touche LLP, or another nationally-recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent, the Company and the Stockholder Representative.
     “Intellectual Property Rights” has the meaning assigned to it in Section 4.14(a).

     “Interested Party” has the meaning assigned to it in Section 4.16(a).
     “International Employee Plan” has the meaning assigned to it in Section 4.22(a).
     “IRS” means the United States Internal Revenue Service.
     “Key Employees” means Jeff Forsman, Ken Hoang, Steve Hoskin, Dimitri Korablev, Steve Qian, Ahmed Quadri, Ron Rastusof and Stanley Wong.
     “Knowledge” or “Known” with respect to the Company means (a) the knowledge of a particular fact or other matter if any of Peter Caswell, Fred Ciaramaglia, Ken Hoang, Dimitri Korablev, Bob Pape, Randy Roggensack, R. Dickson Speas, Jr., Valerie Williams or Stanley Wong is actually aware of such fact or other matter or would reasonably be expected to have become aware of such fact or other matter after reasonable inquiry of those employees of the Company who report directly to such persons or who otherwise have management responsibility for the matter in question, and (b) the knowledge of a particular fact or other matter if any member of the Board of Directors of the Company is actually aware of such fact or other matter.
     “Law” means any non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, ordinance, Order or process (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors).
     “Lease Agreements” has the meaning assigned to it in Section 4.13(b).
     “Leased Real Property” has the meaning assigned to it in Section 4.13(b).
     “Liabilities” means, with respect to any Person, any and all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, and including any Transaction Expenses.
     “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.
     “Losses” has the meaning assigned to it in Section 7.2(a).
     “Made Available” means that the Company has posted the materials in question, on or before the second (2nd) Business Day prior to the date of this Agreement, to the virtual data room managed by the Company at https://datasite.merrillcorp.com.
     “Mask Works” has the meaning assigned to it in Section 4.14(a).
     “Management Acquisition Bonus Plan” means the Company Management Acquisition Bonus Plan approved by the Company on January 15, 2009, as amended.

     “Management Acquisition Bonus Plan Participant” shall mean a ‘Participant’ as defined in the Management Acquisition Bonus Plan.
     “Material Adverse Effect” means, with respect to the Company, any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect, is, or would reasonably be expected to be or become, materially adverse to the business, assets (whether tangible or intangible), Liabilities (taken together), condition (financial or otherwise), operations, results of operations or customer relationships; provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent resulting from any of the following: (i) changes or conditions affecting the industry in which the Company operates generally or the economy or financial markets in the United States or any foreign markets where the Company has material operations or sales, generally, provided that such changes or conditions do not have a disproportionate or unique effect on the Company; (ii) acts of war or terrorism; (iii) natural disasters; (iv) any change in GAAP, provided such change is not applicable solely to the Company; (v) compliance with the terms of, or the taking of any action required by, this Agreement and any Related Agreements to which the Company is a party; or (vi) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models, provided that the underlying cause of such failure may be taken into account in making a determination as to whether a Material Adverse Effect has or will occur.
     “Material Contracts” has the meaning assigned to it in Section 4.15(b).
     “Merger” has the meaning assigned to it in the Preamble.
     “Merger Consideration” means an amount of cash equal to $130,000,000, without interest, minus (a) without duplication, the sum of (i) the amount of any Change In Control Payments, (ii) the amount of any unpaid Transaction Expenses, (iii) the amount of any Company Debt, and (iii) the Working Capital Deficit, if any, plus (b) without duplication, the Aggregate Exercise Amount; provided, however, that (A) a portion of the Merger Consideration equal to the Indemnification Escrow Amount, the Working Capital Escrow Amount and the Stockholders’ Representative Fund Amount shall be withheld from the amounts otherwise payable at the Closing in accordance with Section 3.5 and Section 7.6(f) and shall also be withheld from the amounts payable to Management Acquisition Bonus Plan Participants pursuant to Section 3.5 and Section 7.6(f) and (B) the calculation of Merger Consideration shall be based upon the Estimated Change in Control Payments Statement delivered by the Company pursuant to Section 6.3(c), the Statement of Estimated Expenses delivered by the Company pursuant to Section 6.3(b) and the Estimated Working Capital Statement delivered by the Company pursuant to Section 6.5(a).
     “Net Vested Company Option Payment Amount” has the meaning assigned to it in Section 3.2(a).
     “Non-Competition Agreement” has the meaning assigned to it in the Recitals.
     “Objection Certificate” has the meaning assigned to it in Section 7.4(a).
     “Offer Letter” has the meaning assigned to it in the Recitals.
     “Officer Resignation and Release Letter” has the meaning assigned to it in Section 2.2(b).
     “Open Source Software” has the meaning assigned to it in Section 4.14(p).
     “Option Consideration Fund” has the meaning ascribed to it in Section 3.4.

     “Option Exchange Ratio” shall mean the quotient obtained by dividing (A) the Common Stock Per Share Payment Amount, by (B) the Parent Trading Price.
     “Order” means any Law, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Authority.
     “Ordinary Course Outbound Agreements” has the meaning assigned to it in Section 4.14(i).
     “Outbound Licenses” has the meaning assigned to it in Section 4.14(i).
     “Out-of-the-Money Company Options” shall mean Vested or Unvested Company Options having an exercise price per share of greater than the Common Stock Per Share Payment Amount.
     “Overstated Amount” has the meaning assigned to it in Section 6.5(h).
     “Parent” has the meaning assigned to it in the Preamble.
     “Parent Common Stock” means registered shares of the common stock, par value $0.001 per share, of Parent.
     “Parent Indemnified Parties” has the meaning assigned to it in Section 7.2(a).
     “Parent Option” means any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 3.2(a) hereof in connection with the assumption of an Unvested Company Option.
     “Parent Trading Price” shall mean the weighted average of the daily closing price of a share of Parent Common Stock as reported by The Nasdaq Stock Market for the ten (10) trading days ending three (3) Business Days prior to the Closing Date.
     “Patents” has the meaning assigned to it in Section 4.14(a).
     “Paying Agent” has the meaning assigned to it in Section 3.4(a).
     “Payoff Letter” has the meaning assigned to it in Section 2.2(b)(xiii).
     “Pension Plan” has the meaning assigned to it in Section 4.22(a).
     “Permitted Liens” means, collectively: (a) Liens for current Taxes (as defined below) or governmental assessments not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and as reflected in the Current Balance Sheet; (b) statutory Liens against the landlord’s ownership interest in any Leased Real Property (excluding statutory Liens that were created by any action (or any failure to act in accordance with the terms of any Real Property Lease) by the Company); (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof.
     “Personally Identifiable Information” has the meaning assigned to it in Section 4.14(r).

     “Per Share Class Payment Amount” means, with respect to (i) the Company Common Stock, the Common Stock Per Share Payment Amount; (ii) the Series 1 Preferred Stock, the Series 1 Per Share Payment Amount; (iii) the Series A Preferred Stock, the Series A Per Share Payment Amount; (iv) the Series B Preferred Stock, the Series B Per Share Payment Amount; (v) the Series C Preferred Stock, the Series C Per Share Payment Amount; (vi) the Series D Preferred Stock, the Series D Per Share Payment Amount; (vii) the Series E Preferred Stock, the Series E Per Share Payment Amount, and (viii) each share of Company Common Stock underlying any Vested Company Options, the Net Vested Company Option Payment Amount with respect thereto.
     “Per Share Participation Amount” means an amount of cash equal to the quotient obtained by dividing (i) the Aggregate Participation Consideration by (ii) the Total As-Converted Outstanding Shares.
     “Per Share Excess Amount” means an amount of cash equal to the quotient obtained by dividing (i) the Aggregate Excess Amount by (ii) the Aggregate Excess Shares.
     “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature, including any business unit of such Person.
     “Pro Rata Portion” means with respect to any Indemnifying Party in their capacities as such, the quotient of (i) the aggregate amount payable to such Indemnifying Party in respect of shares of Company Capital Stock, and/or Vested Company Options and their respective allocation of the Management Acquisition Bonus Plan (to the extent such Indemnifying Party is a Management Acquisition Bonus Plan Participant) divided by (ii) the amount payable to all Indemnifying Parties in respect of shares of Company Capital Stock, Vested Company Options and amounts payable under the Management Acquisition Bonus Plan. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal 1 (one).
     “Proposed to be Conducted” means, with respect to the Company’s business (and excluding any effect on the Company’s business as a result of actions taken by Parent of its affiliates after the Closing), the development, manufacturing, marketing and distribution of the Company’s products and services set forth on Schedule 4.14(a)(ii) of the Company Disclosure Schedule.
     “PTO” has the meaning assigned to it in Section 4.14(b).
     “Registered Intellectual Property” has the meaning assigned to it in Section 4.14(a).
     “Related Agreements” means the Offer Letters, the Non-Competition Agreements, the Certificate of Merger, and all other agreements and certificates entered into by the Company, the Company Stockholders and, as applicable, the Key Employees in connection with the Closing of the Merger and the transactions contemplated herein.
     “Representatives” means with respect to any Person, its Affiliates and the employees, officers, directors, investment bankers, attorneys, accountants, agents and authorized representatives of such Person or such Affiliates.
     “Requisite Stockholder Vote” means the affirmative vote of (i) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Preferred Stock, and (ii) the holders of at least a majority of the outstanding Company Common Stock and Company Preferred Stock voting together as a single class (on an as-converted to Company Common Stock basis), and (iii) the holders of at least a majority of the outstanding Series E Preferred Stock.

     “Returns” has the meaning assigned to it in Section 4.11(b).
     “Section 409A” has the meaning assigned to it in Section 4.11(d).
     “Series 1 Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series 1 Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series 1 Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series 1 Per Share Payment Amount be in excess of $1.36525 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series 1 Per Share Excess Amount”); provided further, that for purposes of clarity, to the extent that any share of Series 1 Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series 1 Per Share Payment for such share of Series 1 Preferred Stock.
     “Series 1 Per Share Preference” means an amount of cash equal to $0.552 per share of Series 1 Preferred Stock.
     “Series 1 Preferred Stock” means the Company’s Series 1 Preferred Stock, par value $0.001 per share.
     “Series A Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series A Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series A Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series A Per Share Payment Amount be in excess of $4.375 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series A Per Share Excess Amount”), provided further, that for purposes of clarity, to the extent that any share of Series A Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series A Per Share Payment for such share of Series A Preferred Stock.
     “Series A Per Share Preference” means an amount of cash equal to $1.769 per share of Series A Preferred Stock.
     “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.
     “Series B Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series B Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series B Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series B Per Share Payment Amount be in excess of $1.36525 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series B Per Share Excess Amount”); provided further, that for purposes of clarity, to the extent that any share of Series B Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series B Per Share Payment for such share of Series B Preferred Stock.
     “Series B Per Share Preference” means an amount of cash equal to $0.828015 per share of Series B Preferred Stock.
     “Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.
     “Series C Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series C Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series C Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series C Per Share Payment Amount be in excess of $0.71301 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series C Per Share Excess Amount”); provided further, that for purposes of clarity, to the extent that any share of Series C Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series C Per Share Payment for such share of Series C Preferred Stock.
     “Series C Per Share Preference” means an amount of cash equal to $0.47534 per share of Series C Preferred Stock.
     “Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share.
     “Series D Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series D Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series D Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series D Per Share Payment Amount be in excess of $0.93756 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series D Per Share Excess Amount”); provided further, that for purposes of clarity, to the extent that any share of Series D Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series D Per Share Payment for such share of Series D Preferred Stock.
     “Series D Per Share Preference” means an amount of cash equal to $0.62504 per share of Series D Preferred Stock.
     “Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.001 per share.
     “Series E Per Share Payment Amount” means an amount of cash equal to the sum of (i) the Series E Per Share Preference, plus (ii) the Per Share Participation Amount, plus (iii) if the sum of the amounts in the foregoing clauses (i) and (ii) does not create a Series E Per Share Excess Amount, the Per Share Excess Amount; provided, however, that in no event shall the Series E Per Share Payment Amount be in excess of $5.6128 (and any such excess amounts shall be deemed for all purposes hereunder to be the “Series E Per Share Excess Amount”); provided further, that for purposes of clarity, to the extent that any share of Series E Preferred Stock has converted into Company Common Stock prior to the Effective Time, there shall be no Series E Per Share Payment for such share of Series E Preferred Stock.
     “Series E Per Share Preference” means an amount of cash equal to $1.4032 per share of Series E Preferred Stock.
     “Series E Preferred Stock” means the Company’s Series E Preferred Stock, par value $0.001 per share.
     “Shortfall Amount” has the meaning assigned to it in Section 7.3(g).
     “Special Cap 1” has the meaning assigned to it in Section 7.3(a).
     “Special Cap 1 Period” has the meaning assigned to it in Section 7.3(a).
     “Special Cap 2” has the meaning assigned to it in Section 7.3(a).

     “Special Cap 2 Period” has the meaning assigned to it in Section 7.3(a).
     “Specified Representations” has the meaning assigned to it in Section 7.1.
     “Spreadsheet” has the meaning assigned to it in Section 6.4.
     “Square 1 Debt” means the Indebtedness of the Company pursuant to the Loan and Security Agreement by and between Square 1 Bank, the Company and Delos Technology, Inc. (“DTI”) dated as of June 30, 2009 and related documents.
     “Standard Form Agreements” has the meaning assigned to it in Section 4.14(h).
     “Standard NDA” has the meaning assigned to it in Section 4.14(f).
     “Standard Severance Matrix” means the terms contained in the severance matrix set forth on Schedule 1.4.
     “Statement of Estimated Expenses” means the amount, determined as of the Closing Date, of unpaid Transaction Expenses paid or expected to be payable by the Company as estimated by the Company in good faith and based on reasonable assumptions and as set forth in the Statement of Estimated Expenses delivered to Parent pursuant to Section 6.3(b)of this Agreement.
     “Stockholder Expenses” has the meaning assigned to it in Section 6.5(f).
     “Stockholder-Related Claims” means any claim by any Company Stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities (other than the right to receive such Company Stockholder’s portion of the Merger Consideration pursuant to this Agreement), (ii) any rights of a Company Stockholder (other than the right to receive such Company Stockholder’s portion of the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration are incorrect, (iii) any rights under the Charter Documents, (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company, (v) any Appraisal Liability or (vi) any failure of the Spreadsheet to be true and correct in all respects.
     “Stockholders’ Representative” has the meaning assigned to it in the Preamble.
     “Stockholders’ Representative Expenses” has the meaning assigned to it in Section 7.6(f).
     “Stockholders’ Representative Fund” has the meaning assigned to it in Section 7.6(f).
     “Stockholders’ Representative Fund Amount” has the meaning assigned to it in Section 7.6(f).
     “Stockholder Written Consent” has the meaning assigned to it in Section 2.2(a).
     “Sub” has the meaning assigned to it in the Preamble.
     “Subsidiary” means, with respect to any Person, any Entity, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner (excluding such partnerships where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Entity is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries. For the avoidance of doubt, any reference to a Subsidiary of the Company shall include Delos Technology Canada Inc. (“DTC”).
     “Supporting Stockholders” has the meaning assigned to it in Section 2.2(a).
     “Surrendering Holder” has the meaning assigned to it in Section 3.4(b).
     “Surviving Corporation” has the meaning assigned to it in Section 2.1.
     “Tax Authority” means the U.S. Internal Revenue Service and any other U.S. or non-U.S. Governmental Authority responsible for the administration or collection of any Taxes.
     “Tax” or “Taxes” has the meaning assigned to it in Section 4.11(a).
     “Tax Incentive” has the meaning assigned to it in Section 4.11(b)(xiii).
     “Technology” has the meaning assigned to it in Section 4.14(a).
     “Terminating Employee Release” has the meaning assigned to it in Section 6.11.
     “Terminating Employees” means the employees of the Company and its Subsidiaries set forth on Schedule 6.11, and employees of the Company and its Subsidiaries who otherwise voluntarily terminate their employment with the Company prior to the Effective Time, or otherwise as a consequence of the Merger.
     “Third Party Claim” has the meaning assigned to it in Section 7.4(b).
     “Third Party Claim Notice” has the meaning assigned to it in Section 7.4(b).
     “Top Customer” has the meaning assigned to it in Section 4.27(a).
     “Top Supplier” has the meaning assigned to it in Section 4.27(b).
     “Total As-Converted Outstanding Shares” means the aggregate number of shares of Company Common Stock, plus the aggregate number of shares of Company Capital Stock issuable upon (i) the conversion of all shares of Company Preferred Stock (including shares of Series D Preferred Stock automatically issued upon the net exercise of that certain Company Series D Warrant); and (ii) the full exercise, exchange or conversion of all Company Options (whether vested or unvested, though excluding all Out-of-the-Money Company Options) and any other rights (whether vested or unvested) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, in each case, issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Common Stock” means the aggregate number of shares of Company Common Stock, plus the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of all Company Options (whether vested or unvested, though excluding all Out-of-the-Money Company Options) and any other rights (whether vested or unvested) convertible into, or exercisable or exchangeable for, shares of Company Common Stock, in each case, issued and outstanding immediately prior to the Effective Time.
     “Total Outstanding Series 1 Preferred Shares” means the aggregate number of shares of Series 1 Preferred Stock.

     “Total Outstanding Series A Preferred Shares” means the aggregate number of shares of Series A Preferred Stock.
     “Total Outstanding Series B Preferred Shares” means the aggregate number of shares of Series B Preferred Stock.
     “Total Outstanding Series C Preferred Shares” means the aggregate number of shares of Series C Preferred Stock.
     “Total Outstanding Series D Preferred Shares” means the aggregate number of shares of Series D Preferred Stock including the aggregate number of shares of Series D Preferred Stock issuable upon the net exercise of that certain Company Series D Warrant.
     “Total Outstanding Series E Preferred Shares” means the aggregate number of shares of Series E Preferred Stock.
     “Trademarks” has the meaning assigned to it in Section 4.14(a).
     “Transaction Expenses” has the meaning assigned to it in Section 6.3(a).
     “Treasury Regulations” means the Treasury regulations promulgated under the Code.
     “Understated Amount” has the meaning assigned to it in Section 6.5(h).
     “Unvested Company Option” means any Company Option (or portion thereof) that is unvested immediately prior to, or upon the occurrence of, the Effective Time.
     “Vested Company Option” means any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, or vests as a result of the occurrence of the Effective Time.
     “WARN” has the meaning assigned to it in Section 4.22(a).
     “Welfare Plan” has the meaning assigned to it in Section 4.22(a).
     “Working Capital Deficit” means an amount, if any, by which the Adjusted Working Capital Amount is less than the Adjusted Working Capital Target. If the Adjusted Working Capital Amount is equal to or greater than the Adjusted Working Capital Target, the Working Capital Deficit shall equal $0.
     “Working Capital Dispute Notice” has the meaning assigned to it in Section 6.5(d).
     “Working Capital Escrow Amount” means an amount in cash equal to $300,000.
     1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.
     1.3 Certain Terms The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

ARTICLE II
THE MERGER
     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
     2.2 Effective Time.
          (a) The closing of the Merger (the “Closing”) will take place on the date hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” Within five (5) hours of the execution and delivery of this Agreement on the Closing Date, the Company shall use its best efforts to cause to be delivered to Parent an irrevocable written consent in substantially the form attached hereto as Exhibit C (the “Stockholder Written Consent”) from certain Persons identified on Schedule 2.2(a) (the “Supporting Stockholders”) representing (i) at least 85% of the Company’s issued and outstanding Company Capital Stock as of the date hereof and (B) the Requisite Stockholder Vote. On the Closing Date, and following delivery by the Company of the Stockholder Written Consent to Parent, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the time of such filing shall be referred to herein as the “Effective Time”).
          (b) At the Closing, the Company shall deliver or cause to be delivered to Parent the following:
               (i) Certificate of the Company. A certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer for and on the Company’s behalf that, as of the Closing:
                    (1) The representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality, “Material Adverse Effect” or similar qualifications shall be true and correct, and (ii) that are not qualified by materiality, “Material Adverse Effect” or similar qualifications shall be true and correct in all material respects; provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct only at and as of such date or during such period.
                    (2) The Company has complied, in all material respects, with all covenants and obligations under this Agreement required to be performed or complied with by it as of or prior to the Closing Date.
                    (3) There has not occurred any Material Adverse Effect that is uncured and continuing.
                    (4) The attached (i) Estimated Working Capital Statement has been prepared in accordance with the principles set forth in Section 6.5(a); (ii) Statement of Estimated Expenses has been prepared in accordance with the principles set forth in Section 6.3(b); (iii) Estimated

Change in Control Payments Statement has been prepared in accordance with the principles set forth in Section 6.3(c), and (iv) the Spreadsheet is true, correct and complete in all respects.
               (ii) Certificate of Secretary. A certificate, validly executed by the Secretary of the Company, certifying (i) the current Charter Documents, (ii) the resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors of the Company) and (iii) that the Company Stockholders constituting the Requisite Stockholder Vote have adopted this Agreement.
               (iii) Statement of Estimated Expenses. A copy of the Statement of Estimated Expenses pursuant to Section 6.3(b).
               (iv) Estimated Change in Control Payments Statement. A copy of the Estimated Change in Control Payments Statement pursuant to Section 6.3(c).
               (v) Spreadsheet. A true, correct and complete copy of the Spreadsheet pursuant to Section 6.4.
               (vi) Estimated Working Capital Statement. A copy of the Estimated Working Capital Statement pursuant to Section 6.5(a).
               (vii) 280G Waiver. An executed 280G Waiver from each Person who might receive any payments and/or benefits that constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and copies of the stockholder consents approving or disapproving any payments and/or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
               (viii) Termination of Certain Company Employee Plans. Evidence reasonably satisfactory to Parent that all Company Employee Plans have been terminated, unless Parent provides written notice that such plans shall not be terminated (effective as of no later than immediately preceding the Closing) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be, and evidence of the taking of any and all further actions as provided by Section 6.7 hereof.
               (ix) New Offer Letters. A duly executed employment arrangement with Parent or its relevant Affiliate and a signed proprietary information and inventions assignment agreement in a form approved by Parent from each of the Key Employees pursuant to their execution of an Offer Letter.
               (x) Terminating Employee Releases. A duly executed Terminating Employee Release from each of the Terminating Employees set forth on Schedule 2.2(b)(x).
               (xi) Non-Competition Agreements. A duly executed Non-Competition Agreement from each Key Employee and the officers who are Company Stockholders and identified by Parent in Schedule 2.2(b)(xi) in their capacities as Company Stockholders.
               (xii) Resignation of Officers and Directors. A duly executed Director Resignation Letter from each director of the Company in the form attached hereto as Exhibit E-1 (the “Director Resignation Letter”) and a duly executed Officer Resignation and Release Letter from each officer of the Company in the form attached hereto as Exhibit E-2 (the “Officer Resignation and Release Letter”), in each case, effective as of the Effective Time.

               (xiii) Payoff Letters. Duly executed payoff letters, in form and substance reasonably acceptable to Parent (collectively, the “Payoff Letters”), from Square 1 Bank with respect to the Square 1 Debt.
               (xiv) Legal Opinion. A legal opinion from legal counsel to the Company in the form attached hereto as Exhibit F.
               (xv) Certificate of Good Standing. (A) A long form certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company and (B) a certificate from the Office of the Secretary of State of California and each other state in which the Company is qualified to do business as a foreign corporation that the Company is in good standing and paid all Taxes then due, in each case, which is dated within two (2) Business Days prior to Closing.
               (xvi) FIRPTA Certificate. A properly executed statement (a “FIRPTA Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          (c) At the Closing, Parent shall deliver or cause to be delivered to the Company the following:
               (i) Certificate of Parent. A certificate from Parent, validly executed by an authorized officer of Parent for and on behalf of Parent and Sub that, as of the Closing:
                    (1) The representations and warranties of Parent and Sub contained in this Agreement (i) that are qualified by materiality, “material adverse effect” or similar qualifications shall be true and correct, and (ii) that are not qualified by materiality, “material adverse effect” or similar qualifications shall be true and correct in all material respects; provided, however, that, notwithstanding the foregoing, such representations and warranties that are made as of a particular date or during a particular period shall be true and correct only at and as of such date or during such period.
                    (2) Each of Parent and Sub has complied, in all material respects, with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of or prior to the Closing Date.
               (ii) New Offer Letters. A duly executed Offer Letter with each Key Employee.
     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.4 Certificate of Incorporation and Bylaws.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Siperian, Inc.”.

          (b) The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
     2.5 Directors and Officers.
          (a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF MERGER ON THE CAPITAL STOCK
     3.1 Effect of Merger on the Capital Stock.
          (a) Upon the terms and subject to the conditions of this Agreement, including, without limitation, this Section 3.1 and the escrow provisions set forth in Section 3.5 and ARTICLE VII, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the Company Stockholders, each outstanding share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any such shares issued and held in the Company’s treasury and any Dissenting Shares but including such shares of Company Capital Stock automatically issued upon the net exercise of that certain Company Series D Warrant) will be canceled and extinguished and be converted automatically into the right to receive the applicable Per Share Class Payment Amount, payable in each case without interest and subject to any applicable Tax withholding to the Company Stockholders, upon surrender of the Certificate representing such shares of Company Capital Stock in the manner provided in Section 3.4.
          (b) On and after the Effective Time, each share of Company Capital Stock issued and held in the Company’s treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.
          (c) At the Effective Time, each share of common stock, par value $0.01 per share, of Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (d) On and after the Effective Time, holders of original certificates which immediately prior to the Effective Time represented outstanding Company Capital Stock (the “Certificates”) shall cease to have any rights as Company Stockholders, except the right to receive the consideration set forth in this ARTICLE III for each share of Company Capital Stock held by them.

     3.2 Treatment of Company Options and Company Warrants.
          (a) Effect on Vested Company Options. No outstanding Vested Company Options shall be assumed by Parent. Upon the terms and subject to the conditions of this Agreement, including, without limitation, this Section 3.2(a) and the escrow provisions set forth in Section 3.5 and ARTICLE VII, at the Effective Time, each then outstanding Vested Company Option shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Per Share Payment Amount over the per share exercise price of such Vested Company Option (such amount being hereinafter referred to as the “Net Vested Company Option Payment Amount”), and each such Vested Company Option shall terminate at the Effective Time. The payment of the Net Vested Company Option Payment Amount to any holder of Vested Company Options shall be reduced by any income or employment Tax withholding required under the Code or any provision of applicable state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Vested Company Options.
          (b) Effect on Unvested Company Options. As soon as practicable following the Closing but effective as of the Effective Time, each Unvested Company Option (except for Unvested Company Options that are Out-of-the-Money Company Options, which will in each case accelerate and become Vested Company Options immediately prior to the Effective Time and treated in accordance with Section 3.2(a)) shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Unvested Company Option so assumed by Parent pursuant to this Section 3.2(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company Option Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (i) such assumed Unvested Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Unvested Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent. The assumption of Unvested Company Options pursuant to this Section 3.2(b), with respect to any options intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.
          (c) Effect on Company Warrants. No outstanding Company Warrant shall be outstanding as of the Closing or assumed by Parent.
     3.3 Calculation. For purposes of calculating the amount of cash payable to each Company Stockholder and holder of Vested Company Options pursuant to this ARTICLE III, all shares of Company Capital Stock held (or deemed to be held, as the case may be) by each Company Stockholder and holder of Vested Company Options shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder and holder of Vested Company Options shall be rounded (up or down) to the nearest whole cent; provided, however, that in no event shall the maximum amount of cash payable to all Company Stockholders and holders of Vested Company Options exceed the difference between (A) the Merger Consideration and (B) that portion of the Merger Consideration attributable to the Unvested Company Options.

     3.4 Payment of Merger Consideration; Payment of Management Acquisition Bonus Plan Fund.
          (a) Within one (1) Business Day after the Closing Date, Parent shall deliver, in trust, to a paying agent selected by Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Capital Stock to the extent such holders are entitled to payments pursuant to this ARTICLE III, sufficient funds for timely payment of that portion of the Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.4 in exchange for outstanding shares of Company Capital Stock, less any amounts to be placed in the Escrow Fund and the Stockholders’ Representative Fund.
          (b) Promptly after the Effective Time (but in no event later than four (4) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates immediately prior to the Effective Time (i) a letter of transmittal in the form attached hereto as Exhibit G, which shall have such other provisions as Paying Agent and Parent may reasonably specify and shall, if applicable, (A) specify that delivery of such Certificates or Company Warrant shall be deemed to have occurred, and, with respect to Certificates, risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (B) include an agreement to be bound by the terms of ARTICLE VII of this Agreement as though party hereto and a confirmation of the Stockholders’ Representative as the agent of such holder pursuant to Section 7.6 for the purposes set forth herein, (C) include a substitute IRS Form W-9 or instructions on how to obtain IRS Form W-8BEN (or other applicable Form W-8), as applicable, (D) include an undertaking to indemnify Parent and the Surviving Corporation for withholding Taxes with respect to the applicable holder (including penalties and interest arising from amounts not withheld pursuant to representations made by, or directions given by, such holder) in the event the appropriate amount of Taxes is not withheld from payments made to the applicable holder as required by applicable Law, and (E) include any other information required pursuant to any applicable Law and (ii) instructions for use in effecting the surrender of the Certificates or Company Warrant in exchange for payment of the consideration to which such holder may be entitled pursuant to this ARTICLE III as specified in the Spreadsheet (the form of such letter of transmittal and instructions to be reasonably agreed to by the Company and Parent and prepared prior to the Closing). Upon surrender of a Certificate or Company Warrant for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed in accordance with the instructions thereto, the holder of such Certificate or Company Warrant (each such holder, a “Surrendering Holder”) shall be entitled to receive in exchange therefor from the Paying Agent the consideration that such holder has the right to receive at the Closing in respect of the transferred instrument surrendered pursuant to the provisions of this ARTICLE III as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, and the instrument so surrendered or transferred shall forthwith be cancelled. No interest will be paid or accrued on the amount of the Consideration Fund payable to holders of Certificates or Company Warrant. If any consideration is to be paid to a Person other than a Person in whose name the Certificate or Company Warrant representing the shares of Company Capital Stock or Company Warrant surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the consideration to a Person other than the registered holder of the Certificate or Company Warrant surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
          (c) Within one (1) Business Day after the Closing Date, Parent shall deliver, in trust, to the Company, for the benefit of the holders of Vested Company Options, to the extent such holders are entitled to payments pursuant to this ARTICLE III, sufficient funds for timely payment of that portion of the Merger Consideration (such cash being hereinafter referred to as the “Option Consideration Fund”)

to be paid to holders of Vested Company Options pursuant to Section 3.2(a), less any amounts to be placed in the Escrow Fund and the Stockholders’ Representative Fund, and the Company shall cause such payments to be made to holders of Vested Company Options as set forth below. Within one (1) Business Day after the Closing Date, Parent shall deliver, in trust, to the Company, for the benefit of the Management Acquisition Bonus Plan Participants and as reflected in the Spreadsheet, sufficient funds for timely payment of the amounts payable under the Management Acquisition Bonus Plan to the Management Acquisition Bonus Plan Participants (such cash being hereinafter referred to as the “Management Acquisition Bonus Plan Fund”), less any amounts to be placed in the Escrow Fund and the Stockholders’ Representative Fund, and the Company shall cause such payments to be made to the Management Acquisition Bonus Plan Participants as set forth below.
          (d) Promptly after the Effective Time (but in no event later than four (4) Business Days after the Closing Date), the Company shall mail to each holder of Vested Company Options entitled to payments pursuant to this ARTICLE III an acknowledgement to be signed by such holder which shall (A) include an agreement to be bound by the terms of ARTICLE VII of this Agreement as though party hereto and a confirmation of the Stockholders’ Representative as the agent of such holder pursuant to Section 7.6 for the purposes set forth herein, (B) include an undertaking to indemnify Parent and the Surviving Corporation for withholding Taxes with respect to the applicable holder (including penalties and interest arising from amounts not withheld pursuant to representations made by, or directions given by, such holder) in the event the appropriate amount of Taxes is not withheld from payments made to the applicable holder as required by applicable Law, and (C) include any other information required pursuant to any applicable Law. With respect to holders of Vested Company Options, upon delivery of the foregoing acknowledgement, duly executed and properly completed in accordance with the instructions thereto, the holder of such Vested Company Options shall be entitled to receive from the Company, at the next administratively practicable date (not to exceed ten (10) Business Days from the date of such delivery), the consideration that such holder has the right to receive pursuant to the provisions of this ARTICLE III as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, less any amounts to be placed in the Escrow Fund and the Stockholders’ Representative Fund. No interest will be paid or accrued on the amount of the Option Consideration Fund payable to the holders of Vested Company Options.
          (e) Promptly after the Effective Time (but in no event later than four (4) Business Days after the Closing Date), the Company shall mail to each Management Acquisition Bonus Plan Participant set forth on the Spreadsheet an acknowledgement to be signed by such Management Acquisition Bonus Plan Participant which shall (A) include an agreement to be bound by the terms of ARTICLE VII of this Agreement as though party hereto and a confirmation of the Stockholders’ Representative as the agent of such Management Acquisition Bonus Plan Participant pursuant to Section 7.6 for the purposes set forth herein, (B) include an undertaking to indemnify Parent and the Surviving Corporation for withholding Taxes with respect to the applicable Management Acquisition Bonus Plan Participant (including penalties and interest arising from amounts not withheld pursuant to representations made by, or directions given by, such holder) in the event the appropriate amount of Taxes is not withheld from payments made to the applicable Management Acquisition Bonus Plan Participant as required by applicable Law, (C) the general release of all known and unknown claims that the Management Acquisition Bonus Plan Participant may have against the Company or Persons affiliated with the Company and an agreement not to prosecute any legal action or other proceeding based on such claims, in each case as required by the Management Acquisition Bonus Plan, and (D) include any other information required pursuant to any applicable Law. With respect to Management Acquisition Bonus Plan Participant, upon delivery of the foregoing acknowledgement, duly executed and properly completed in accordance with the instructions thereto, the Management Acquisition Bonus Plan Participant shall be entitled to receive from the Company on the next administratively practicable date (not to exceed ten (10) Business Days from the date of such delivery), the respective allocation of the Management Acquisition

Bonus Plan allocated to such Management Acquisition Bonus Plan Participant by the Company Board and as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, less any amounts to be placed in the Escrow Fund and the Stockholders’ Representative Fund. No interest will be paid or accrued on the amount of the amount payable to the Management Acquisition Bonus Plan Participants.
          (f) At the Effective Time, Parent shall surrender the certificate(s) representing the shares of Sub, and the Surviving Corporation shall issue to Parent in exchange therefor a certificate or certificates representing the number of shares of common stock of the Surviving Corporation to which Parent is entitled pursuant to Section 3.1(c).
          (g) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than two weeks from the date of investment or (ii) money market deposit account of the Paying Agent having assets in excess of $500,000,000. Earnings on the Consideration Fund, the Option Consideration Fund and the Management Acquisition Bonus Plan Fund shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Capital Stock and/or holders of Vested Company Options, and/or Management Acquisition Bonus Plan Participants.
          (h) Any funds that have not been distributed to the former Company Stockholders and former holders of Vested Company Options within six (6) months after such funds were received by the Paying Agent or the Company shall be delivered to the Surviving Corporation. Any former Company Stockholder and former holder of Vested Company Options who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for any Per Share Class Payment Amount, deliverable in respect of each share of Company Capital Stock, Company Warrant or Vested Company Option such Person held as determined pursuant to this Agreement, without any interest thereon. If the holder of any Certificates or Vested Company Options shall not have surrendered such Certificates or Vested Company Options, or shall not have complied with this Section 3.4, by the date which is eighteen (18) months from the Closing Date (or such earlier date as shall be immediately prior to such date as the applicable Per Share Class Payment Amount or any amounts payable from the Escrow Fund would otherwise escheat to or become property of any Governmental Authority), to the extent permitted by applicable Law, the entitlement of such holder to the Per Share Class Payment Amount under this Agreement shall be extinguished absolutely. Neither Parent, the Surviving Corporation, any Affiliate of the foregoing nor any other Person shall be liable to any Person in respect of any portion of the Merger Consideration and any portion of the Escrow Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     3.5 Escrow. Within one (1) Business Day after the Closing Date, Parent shall deposit, with respect to the Indemnifying Parties, the Indemnification Escrow Amount and the Working Capital Escrow Amount with the Escrow Agent based on each such Indemnifying Party’s Pro Rata Portion to secure the payment of the indemnification obligations set forth in Section 6.5 and ARTICLE VII (such fund, the “Escrow Fund”), which amounts, notwithstanding Section 3.1(a), Section 3.2(a) and Section 3.4(e), shall not become payable as of the Effective Time but shall be instead paid in accordance with, and subject to the provisions of, ARTICLE VII hereof. The parties hereby acknowledge and agree that the Escrow Fund shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization. Furthermore, notwithstanding Section 3.1(a), Section 3.2(a) and Section 3.4(e), each such Indemnifying Parties’ Pro Rata Portion of the Stockholders’ Representative Fund Amount shall not become payable at the Effective Time, and instead payable in accordance with Section 7.6(f).

     3.6 No Transfer of Shares After the Effective Time. No transfers of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.
     3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate or Company Warrant, as the case may be, the Paying Agent or the Company will issue in exchange for such lost, stolen or destroyed Certificate or Company Warrant, as the case may be, the consideration to which the holder may be entitled pursuant to this ARTICLE III.
     3.8 Tax Withholding. The Company, Parent, the Surviving Corporation, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts that are required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax Law or under any applicable Law, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     3.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his, her or its appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the payments set forth in Section 3.1 unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give Parent prompt notice of any demands received by the Company for the exercise of dissenters’ rights with respect to shares of Company Capital Stock and will consult in good faith with Parent with respect to all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.
     3.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub and the Stockholders’ Representative are each fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure shall apply to and qualify the referenced section and subsection numbers, provided, however, that any disclosures made therein shall apply to and qualify any other section or subsection without repetition where it is reasonably apparent on the face of such disclosure that the disclosure is intended to apply to such other section or subsection), supplied by the Company to Parent and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:
     4.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.
          (b) The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted. The Company has Made Available a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (c) Section 4.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.
          (d) Section 4.1(d) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since inception.
     4.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of (i) 105,000,000 shares of Company Common Stock, of which 2,597,626 shares are issued and outstanding as of the date hereof, (ii) 3,037,000 shares of Series 1 Preferred Stock, of which 3,036,995 shares are issued and outstanding as of the date hereof, (iii) 1,282,532 shares of Series A Preferred Stock, of which 1,276,811 shares are issued and outstanding as of the date hereof, (iv) 7,324,664 shares of Series B Preferred Stock, of which 7,324,659 shares are issued and outstanding as of the date hereof, (v) 14,774,288 shares of Series C Preferred Stock, of which 14,774,285 shares are issued and outstanding as of the date hereof, (vi) 29,454,170 shares of Series D Preferred Stock, of which 28,798,211 shares are issued and outstanding as of the date hereof and (vii) 17,816,420 shares of Series E Preferred Stock, of which 17,816,420 shares are issued and outstanding as of the date hereof. Each share of Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is convertible on a one for one basis into Company Common Stock. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. There are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.
          (b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Laws, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.
          (c) Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person. The Company has reserved 27,693,764 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Company Option Plans, of which, as of the date hereof (i) 20,958,165 shares are issuable upon the exercise of outstanding, unexercised options granted under the Company Option Plans, (ii) 1,950,678 shares have been issued upon the exercise of options granted under the Company Option Plans and remain outstanding, (iii) 137,321 shares have been issued in the form of restricted stock granted under the Company Option Plans, all of which are vested, and (iv) 4,784,921 shares remain available for future grant. Section 4.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option, (A) the name of the holder of such option, (B) the type and number of shares of Company Capital Stock issuable upon the exercise of such option, (C) the plan under which such option was granted, (D) the exercise price of such option, (E) the date of grant of such option, (F) the vesting schedule for such option, (G) whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and (H) whether such option is subject to Section 409A of the Code. No Company Options have been granted with an exercise price less than the fair market value of the Company’s Common Stock underlying such option on the date of grant. All Company Options are held by Employees of the Company. True and complete copies of forms of all agreements and instruments relating to or issued under the Company Option Plans have been Made Available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available to Parent. The treatment of Company Options as provided in Section 3.2 is permitted under the terms of the Company Option Plans and the applicable stock option agreements related to the outstanding Company Options without the consent or approval of the holders of such Company Options or the parties to such stock option agreements, holders of Company Capital Stock or any other Person. True and complete copies of forms of all agreements and instruments relating to the Company Warrants have been Made Available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available to Parent. The treatment of Company Warrants as provided in Section 3.2 is permitted under the terms of the Company Warrants without the consent or approval of the holders of such Company Warrants or any other Person.
          (d) No shares of Company Capital Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Company Option Plans. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding, in each case free and clear of any Liens.

          (e) Except as contemplated hereby in connection with the Merger, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.
     4.3 Subsidiaries.
          (a) Section 4.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
          (b) Section 4.3(b) of the Disclosure Schedule lists each Subsidiary of the Company.
          (c) Each entity listed on Section 4.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity.
          (d) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
          (e) Each Subsidiary of the Company has the corporate power to own its properties and to carry on its business as currently conducted.
          (f) Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary to the Company’s or such Subsidiary’s business as currently conducted. A true and correct copy of each of the Company’s Subsidiaries’ charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been Made Available.
          (g) Section 4.3(g) of the Disclosure Schedule lists the directors and officers of each Subsidiary of the Company as of the date of this Agreement.
          (h) The operations now being conducted by each Subsidiary of the Company are not now and have never been conducted under any other name.
          (i) All of the outstanding shares of capital stock of each Subsidiary of the Company are owned of record and beneficially by the Company or another Subsidiary of the Company. All outstanding shares of stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any such Subsidiary is bound obligating any such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of such Subsidiaries. Neither the Company nor any Subsidiary of the Company has agreed or is obligated to make any future investment in or capital contribution to any Person.
     4.4 Authority and Enforceability. Subject to the Company obtaining the Requisite Stockholder Vote, the Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of the Company and its Subsidiaries, and no further corporate or stockholder action is required on the part of the Company or any of its Subsidiaries to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The only vote of the Company Stockholders required to adopt this Agreement is the Requisite Stockholder Vote. This Agreement and the Merger have been approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company or any of its Subsidiaries is a party have been duly executed and delivered by the Company and its Subsidiaries, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and its Subsidiaries, enforceable against the Company in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.5 No Conflict. The execution and delivery by the Company and any of its Subsidiaries of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any material violation of, any default or event of default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in any Lien on the Company’s or any of its Subsidiaries’ properties or assets under (any such event, a “Conflict”), (a) any provision of the Charter Documents or the organizational documents of any Subsidiary of the Company, (b) any Material Contract, Inbound License (excluding Contracts for Open Source Software and Generally Commercially Available Code other than Generally Commercially Available Code incorporated into any Company Products) or Outbound License, or (c) any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 4.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation or the relevant Subsidiary will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     4.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with in each case, any Governmental Authority, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) the adoption of this Agreement by the Company Stockholders.
     4.7 Company Financial Statements; Internal Controls.
          (a) Section 4.7 of the Disclosure Schedule sets forth true, correct and complete copies of the (i) audited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2008, and the related audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) months then ended (the “2008 Financials”), (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2009, and the related audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) months then ended (the “2009 Financials”), and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2009 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the six (6) months then ended (the “2010 Financials”). The 2008 Financials, the 2009 Financials and the 2010 Financials (collectively referred to as the “Financials”) are true and correct in all material respects, are consistent with the Books and Records of the Company and its Subsidiaries and have been prepared in accordance with GAAP throughout the periods indicated and consistent with each other (except that the 2010 Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
          (b) The Company and its Subsidiaries maintain accurate Books and Records reflecting its assets and Liabilities in accordance with GAAP and maintain proper internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (c) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
     4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for those which (a) have been adequately provided for in the Current Balance Sheet or (b) have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date (other than as a result of any breach by the Company under any Contract or Law), (c) those that are not otherwise material or (d) those that are included in the Adjusted Working Capital Amount, Change in Control Payments and Transaction Expenses. Neither the Company nor any of its Subsidiaries has any Indebtedness, other than the Bridge Debt and Square 1 Debt.
     4.9 No Changes. From and including the Balance Sheet Date to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (other than as otherwise contemplated hereby with respect to the termination of employees and incurring Transaction Expenses), and there has not been, occurred or arisen any:
          (a) Material Adverse Effect;
          (b) material transaction or commitment by the Company or any of its Subsidiaries or relinquishment of any material right by the Company or any of its Subsidiaries, except in the ordinary course of business as conducted on that date and consistent with past practice;
          (c) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
          (d) payment, discharge, release, waiver or satisfaction of any claim or right, or Liability in an amount in excess of $50,000, in any one case, or $150,000 in the aggregate, other than payments, discharges or satisfactions in the ordinary course of business or in connection with the transactions contemplated by this Agreement of claims, rights and Liabilities properly reflected or reserved against in the Current Balance Sheet;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or loss of a material customer or supplier of the Company or any of its Subsidiaries (in each case, whether or not covered by insurance);
          (f) employment dispute, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action with respect to the Company or any of its Subsidiaries;
          (g) adoption or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company or any of its Subsidiaries, except as specifically required by GAAP;
          (h) adoption or change in any Tax accounting method or Tax election, settlement or compromise of any Tax claim or assessment, entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;
          (i) (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or any Capital Stock of any Subsidiary of the Company, (ii) any split, combination or reclassification in respect of any shares of Company Capital Stock or any shares of Capital Stock of any Subsidiary of the Company, (iii) any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or any shares of Capital Stock of any Subsidiary of the Company, or (iv) any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or any shares of Capital Stock of any Subsidiary of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in the case of clauses (iii) and (iv) in accordance with the agreements evidencing Company Options;

          (j) (A) termination or extension, or material amendment, waiver or modification of the terms, of any Material Contract not specifically required by the terms thereof, or (B) breach of or default under any Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute such a breach or default;
          (k) sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any Lien in such material assets or material properties other than (i) Permitted Liens and (ii) non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practice that do not materially differ in substance from the Standard Form Agreements;
          (l) loan by the Company or any of its Subsidiaries to any Person, forgiveness by the Company of any loan to any Person, incurring by the Company or any of its Subsidiaries of any Indebtedness, guaranteeing by the Company or any of its Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for reasonable advances to current Employees not exceeding $2,000 for business travel and other business expenses in the ordinary course of business consistent with past practice;
          (m) commencement, settlement, written notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against or involving the Company or any of its Subsidiaries or its properties, assets, business or affairs;
          (n) written notice of any claim or potential claim of ownership by any Person, other than the Company or any of its Subsidiaries, of Company Intellectual Property or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property Rights;
          (o) issuance or sale, or Contract or undertaking to issue or sell, by the Company or any of its Subsidiaries of (i) any shares of Company Capital Stock or any shares of Capital Stock of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or any shares of Capital Stock of any Subsidiary of the Company, or (ii) any securities, warrants, options or rights to purchase any of the foregoing;
          (p) (i) sale or license of any Company Intellectual Property or Company Products or execution of any agreement with respect to the Company Intellectual Property or Company Products with any Person or with respect to the Intellectual Property Rights or Technology of any Person (other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practice that do not materially differ in substance from the Standard Form Agreements), (ii) purchase or license of any Intellectual Property Rights or Technology or execution of any agreement with respect to the Intellectual Property Rights or Technology of any Person (other than shrink-wrap, click-through or similar generally available commercial binary code end user licenses), (iii) agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company or any of its Subsidiaries (other than changes in pricing or royalties made in the ordinary course of business and consistent with past practice) or (v) the sale or offer of Company Product at a discount, in each case, other than in the ordinary course of business consistent with past practice;

          (q) (i) increase in or decrease in or other change to the salary, wage rates, bonuses, commissions, fees fringe benefits or other compensation (including equity based compensation) payable or to become payable by the Company to, or in respect of, any of its Employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a notice payment, severance payment, leave approval or payment, change of control payment, any other termination or employment-related bonus, special remuneration or other additional compensation (including equity based compensation), in each case to any of its, Employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan, collective bargaining agreement, or the Management Acquisition Bonus Plan or any similar plan;
          (r) increase in or alteration to the indemnification obligations of the Company to any Employee;
          (s) execution, termination or amendment of any Employee Agreement (other than execution of the Company’s applicable standard offer letter, each of the forms of which have been Made Available to Parent);
          (t) any action to accelerate the vesting schedule or extend the post-termination exercise period of any Company Options or any Company Common Stock or any similar equity awards;
          (u) the hiring of any individual or termination of any Employee, including any officer of the Company or any of its Subsidiaries, the promotion, demotion or other change to employment status or title of any officer of the Company or any of its Subsidiaries, or the resignation or removal of any member of the Board of Directors of the Company or any of its Subsidiaries;
          (v) waiver or release of any material right or material claim of the Company or any of its Subsidiaries;
          (w) purchase or sale of any interest in real property, granting of any security interest (other than Permitted Liens) in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company; or
          (x) agreement or commitment by the Company or any of its Subsidiaries, or any officer or Employee on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (w) of this Section 4.9 (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement and any Related Agreements).
     4.10 Accounts Receivable.
          (a) The Company has Made Available to Parent a list of all accounts receivable of the Company and its Subsidiaries, whether billed or unbilled, as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since original invoice, and none of such accounts receivable have been reinvoiced since the original invoice date.
          (b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP, are not subject to any valid set off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement.

     4.11 Taxes.
          (a) Definition of Taxes. For all purposes of this Agreement, the term “Tax” or, collectively, “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and Liabilities with respect to taxes, including capital gains taxes, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 4.11(a) as a result of being or ceasing to be a member of an Affiliated Group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law.
          (b) Tax Returns and Audits.
               (i) The Company and each of its Subsidiaries has (A) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes of the Company or any of its Subsidiaries and such Returns are true and correct and have been completed in accordance with applicable Law and (B) timely paid all Taxes it is required to pay (whether or not shown on a Return).
               (ii) The Company and each of its Subsidiaries has reported, withheld, and remitted, as applicable, with respect to their respective Employees, stockholders and other third Persons, all U.S. federal, state, local and non-U.S. income Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be reported and/or remitted and withheld, and has in a timely manner paid over any withheld amounts to the appropriate Tax Authorities.
               (iii) There is no Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination, and, to the Knowledge of the Company, there has not occurred any event or condition that would reasonably be expected to constitute a basis for an audit or other examination (other than as may be conducted in the ordinary course of business by the Tax Authorities). No written claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where it does not file Returns. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax Authority to the Company or any of its Subsidiaries or any representative thereof. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement or ruling with Tax Authority.
               (v) Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes as of the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries will have any Liability for Taxes through the Closing Date in excess of the amount reflected on the 2010 Financials and/or the Closing Working Capital Statement.
               (vi) The Company has Made Available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all taxable periods for which the statute of limitations are still open.
               (vii) There are (and immediately following the Effective Time there will be) no Liens (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes.
               (viii) Neither the Company nor any of its Subsidiaries are or have been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.
               (x) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xi) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, or (C) any Liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of Law, or otherwise.
               (xii) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of accounting under Section 481 of the Code for a taxable period ending on or prior to the Closing Date, (B) closing agreement under Section 7121 of the Code executed on or prior to the Closing Date, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date (or in the case of each of (A), (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date.
               (xiii) The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

               (xiv) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. The Company and each of its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other Person or constitutes a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.
               (xv) The Company and each of its Subsidiaries is in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation in a timely manner substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code. The Company, DTC, DTI and Siperian UK Limited have intended that all Company Intellectual Property is owned by the Company for Tax purposes. No Tax Authority has asserted that any Company Intellectual Property is owned by DTC, DTI or Siperian UK Limited.
          (c) Loss of Compensation Deduction. There is no Contract, Employee Agreement or Company Employee Plan to which the Company or any of its Subsidiaries or ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.
          (d) Section 280G. None of the Company or any of its Subsidiaries or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that would not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries or any of its ERISA Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 4.11(d) of the Disclosure Schedule lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.
          (e) 409A Compliance. Section 4.11(e) of the Disclosure Schedule lists each Contract, Employee Agreement or Company Employee Plan between the Company or any of its Subsidiaries or any of its ERISA Affiliates and any Employee that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code. Each such nonqualified deferred compensation plan was operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in compliance with Section 409A, including the final Treasury Regulations issued thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors of the Company in good faith and in accordance with applicable Laws, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time that may not otherwise be made compliant without material liability to the Company through applicable guidance under Section 409A of the Code. There is no Contract, Employee Agreement or Company Employee Plan to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively would require the Company or any of its Subsidiaries or any of its Affiliates to pay a Tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.
     4.12 Restrictions on Business. There is no Contract (non competition or otherwise) or Order to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries, or their respective properties or assets, which has or would reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of the Company or any of its Subsidiaries, or following the Closing, Parent or the Surviving Corporation, in each case, that would be material to Parent or the Surviving Corporation, (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, or following the Closing, Parent or the Surviving Corporation, or (iii) the conduct of business by the Company or any of its Subsidiaries as currently conducted, or otherwise limiting the freedom of the Company or any of its Subsidiaries, or following the Closing, Parent or the Surviving Corporation, to engage in any line of business or to compete with any Person.
     4.13 Title to Properties; Absence of Liens; Condition of Equipment.
          (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.
          (b) Section 4.13(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound. There is not, under any of such Lease Agreements, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default), and no rent is past due. The Lease Agreements are in full force and effect and valid and enforceable in accordance with their respective terms. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to materially perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company or any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 4.13(b) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 4.13(b) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

          (c) The Company has Made Available to Parent true, correct and complete copies of all Lease Agreements. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. The Company has not transferred or assigned any interest in any such Lease Agreement, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.
          (d) To the Knowledge of the Company, each Leased Real Property and all of its operating systems are in good operating condition and repair, water-tight and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a first-class manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.
          (e) The Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted, free and clear of any Liens (other than Permitted Liens). Section 4.13(e) of the Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company and its Subsidiaries as of the Current Balance Sheet Date with an individual value of more than $25,000.
          (f) The equipment owned or leased by the Company or any of its Subsidiaries, is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     4.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Company Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
               (ii) “Company Products” means all products and services currently developed, manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed by or on behalf of the Company or any of its Subsidiaries since its inception and the products and services set forth in Section 4.4(a)(ii) of the Company Disclosure Schedule.
               (iii) “Generally Commercially Available Code” means any generally commercially available software in executable code form (other than development environment suites) licensed to the Company or any of its Subsidiaries for a cost of not more than $25,000 per user or work station, and not more than $75,000 in the aggregate for all users and work stations.
               (iv) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor (“Domain Names”), (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
               (v) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time anywhere in the world.
               (vi) “Technology” means any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.
          (b) Registered Intellectual Property. Section 4.14(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is part of Company Intellectual Property (“Company Registered Intellectual Property”) including any application, registration or serial numbers, (ii) lists any actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date of this Agreement with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property or Company Intellectual Property. All registration, maintenance and renewal fees currently due (or which will be due on or before the Closing Date) in connection with such Company Registered Intellectual Property have been or will be timely paid, and all documents and certificates currently required to be filed (or which will be required to be filed on or before the Closing Date) in connection with such Company Registered Intellectual Property have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Neither the Company nor any Subsidiary has claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Surviving Corporation and/or Parent.
          (c) Transferability of Company Intellectual Property. All Company Intellectual Property as of the date hereof is, and, as of and immediately following the Effective Time, will be fully transferable, alienable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.
          (d) Validity. The Company has no Knowledge of any event or condition that has occurred which would reasonably be expected to render any Company Intellectual Property invalid or unenforceable.

          (e) Title to Company Intellectual Property. The Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens other than non-exclusive licenses granted in the ordinary course of business consistent with past practice. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property. Except for trade secrets that lost their status as trade secrets upon the release of a new Company Product, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that the Company or a Subsidiary thereof made a good faith business decision to stop using, neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material Company Intellectual Property or were otherwise material to the Company or a Subsidiary thereof, to any other Person or (ii) permitted the rights of the Company or a Subsidiary thereof in any Company Intellectual Property that is or was at the time material to the Company or a Subsidiary thereof to enter into the public domain.
          (f) Third Party Intellectual Property Rights. Section 4.14(f) of the Disclosure Schedule sets forth all Contracts under which the Company or any of its Subsidiaries is granted any right under any Intellectual Property Rights or with respect to Technology of any other Person, other than (i) licenses for Open Source Software listed in Section 4.14(p) of the Disclosure Schedule (ii) licenses for Generally Commercially Available Code (collectively, “Inbound Licenses”) and (iii) Standard NDAs. For purposes of this Agreement, “Standard NDA” means non-disclosure and confidentiality agreements pursuant to which the Company or any Subsidiary has not granted or received a license under any Intellectual Property Rights, other than the right to use confidential information for the limited purpose set out in such agreements, including Standard Form Agreements, each of which has been Made Available to Parent.
          (g) Sufficiency. The Company Intellectual Property, together with any Intellectual Property Rights or Technology licensed pursuant to Inbound Licenses, includes all Intellectual Property Rights and Technology that are used in or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, or Proposed to be Conducted by the Company or any of its Subsidiaries, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product (to the extent such activities are currently being conducted by the Company or any of its Subsidiaries).
          (h) Standard Form Agreements. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users (collectively, the “Standard Form Agreements”) have been Made Available to Parent.
          (i) Outbound License Agreements. Other than (i) Standard NDAs, (ii) non exclusive licenses of the Company Products to end users that do not materially differ in substance from the corresponding Standard Form Agreements and under which the Company recognized consolidated revenues less than $75,000 during the twelve (12) month period ending November 30, 2009, and (iii) rights granted to contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company or any Subsidiary thereof (together “Ordinary Course Outbound Agreements”), Section 4.14(i) of the Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has licensed, provided or assigned or granted any right to any Company Intellectual Property and/or Technology to third parties (“Outbound Licenses”).

          (j) No Infringement by the Company. The operation of the business of the Company and its Subsidiaries as it is currently conducted, or Proposed to be Conducted, by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and/or licensing of any Company Product, does not infringe or misappropriate and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or Surviving Corporation following the Closing, any Intellectual Property Rights of any third party, violate any right (including any right to privacy or publicity) of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received written notice (or other notice of which the Company has Knowledge) from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any of its Subsidiaries or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the Knowledge of the Company has any event or condition occurred which would reasonably be expected to cause any basis therefor).
          (k) Third Party Rights. No third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Technology that is included in or used for the provision of Company Products to the Company or any of its Subsidiaries, has retained or been assigned by the Company or any of its Subsidiaries sole ownership of or has retained or been granted by the Company or any of its Subsidiaries exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any of its Subsidiaries under such license.
          (l) Restrictions on Business. Neither the Company nor any of its Subsidiaries is restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology. Neither this Agreement nor the transactions contemplated by this Agreement (in each case, other than as a result of Contracts to which Parent or any of its Subsidiaries is a party) will result in: (i) Parent, any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Subsidiaries, (ii) the Surviving Corporation or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, the Surviving Corporation or any of its Subsidiaries (other than rights granted by the Company or any of its Subsidiaries on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (iii) Parent, any of its Subsidiaries or the Surviving Corporation, being bound by, or subject to, any non compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iv) Parent, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.
          (m) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.
          (n) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been Made Available to Parent. All current and former employees of the Company and its Subsidiaries, and all current and former consultants or contractors of the Company and its Subsidiaries who have been involved in the creation or development of any Technology or Intellectual Property Rights for the Company or any of its Subsidiaries have executed the applicable form of agreement or have otherwise assigned all of their rights in such Technology or Intellectual Property Rights to the Company.
          (o) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Intellectual Property or any Technology owned or purported to be owned by the Company or any of its Subsidiaries.
          (p) Open Source Software. Section 4.14(p) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into, linked with, distributed with or used in the development of any Company Product in any way and describes the manner in which such Open Source Software was incorporated, linked or otherwise used (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into or linked in any Company Product). Except as set forth in Section 4.14(p)(2) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Technology owned by the Company or any of its Subsidiaries, or any portion of any Company Product other than such Open Source Software, (ii) requires the licensing of any Technology owned by the Company or any of its Subsidiaries, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Product or any Technology owned by the Company or any of its Subsidiaries, (iv) creates obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grants to any third party, any rights or immunities under Company Intellectual Property, or (v) impose any other limitation, restriction or condition on the right of the Company to use or distribute and Company Product. With respect to any Open Source Software that is used by the Company or any of its Subsidiaries in the operation of its business, the Company and each of its Subsidiaries is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Parent.
          (q) Source Code. Neither the Company any of its Subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company. Neither this Agreement nor the transactions contemplated by this Agreement will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Product to any Person, other than as a result of Contracts to which Parent or any of its Subsidiaries is a party.
          (r) Personally Identifiable Information. Section 4.14(r) of the Disclosure Schedule describes the types of Personally Identifiable Information collected (and the process by which such information is collected) by the Company or any of its Subsidiaries through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any Company Products, including the types of Personally Identifiable Information and the method of its collection from the Employees. For all purposes of this Agreement, “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person. The Company and each of its Subsidiaries has complied with all applicable Laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information. Copies of all current and prior privacy policies of the Company or any of its Subsidiaries that apply to the Company Sites, Company Products, and the Employees have been Made Available to Parent and Section 4.14(r) of the Disclosure Schedule identifies, with respect to each privacy policy, the period of time during which such policy was or has been in effect, whether the terms of a later privacy policy apply to the data or information collected under such privacy policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later privacy policy to such data or information. Each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers and the Employees required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate or in violation of any applicable Laws. Neither this Agreement nor the transactions contemplated by this Agreement, nor the transfer to Parent or Parent’s possession or use (as such information has been used by the Company or any of its Subsidiaries) of any Personally Identifiable Information, will result in any violation of any Law or Company privacy policy.
          (s) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information, the Company and each of its Subsidiaries has at all times taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with industry standard measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against damage, loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that Personally Identifiable Information.
          (t) Disputes. To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other Person with respect to any Intellectual Property Right or Technology under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
          (u) Products. Section 4.14(u) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all Company Products. The are no claims or other known issues with respect to any of the Company Products (or any other Company Intellectual Property) which do, or would reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Company Intellectual Property or which would reasonably be expected to, materially adversely affect the Company’s or any of its Subsidiaries’ ability to perform any of its contractual obligations,
          (v) Bugs. The Company and each of its Subsidiaries has and enforces a policy to document all known bugs, errors and defects in the Company Products, and such documentation is retained and is available internally at the Company and has been Made Available to Parent. There are no bugs, errors or defects in the Company Products which do, or may reasonably be expected to, materially adversely affect the value, functionality or fitness of the intended purpose of such Company Product as would result in its failure to conform to applicable contractual commitments of the Company.
          (w) Contaminants. Neither the Company nor any of its Subsidiaries has intentionally included in any Products or Company Intellectual Property (and all parts thereof) distributed or licensed by the Company or any of its Subsidiaries, any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”), except in the case of time-out mechanisms associated with designated trial period or term-limited licenses, in each case that (i) have been identified to end-users of such Company Products and (ii) which Company Products are identified in Section 4.14(u) of the Disclosure Schedule.
          (x) Security Measures. The Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from unauthorized access and Contaminants. The Company and its Subsidiaries have and maintain commercially reasonable disaster recovery and security plans, procedures and facilities for the business. There have been no unauthorized intrusions or breaches of the security of information technology systems used in connection with the operation of the business of the Company and its Subsidiaries to the Company’s Knowledge.
     4.15 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 4.15(a) of the Disclosure Schedule (specifying the appropriate clause of this Section 4.15(a) to which such Contract relates), neither the Company nor any of its Subsidiaries nor any of its ERISA Affiliates is a party to, or is bound as of the date hereof by:
               (i) (A) any Employee Agreement, Contract or commitment to grant any bonus, change of control, severance or other termination-related payment (in cash or equity or otherwise) to any Employee; or (B) any Employee Agreement which cannot be terminated without cause at the discretion of the Company, its Subsidiaries or the relevant ERISA Affiliate, as applicable;
               (ii) any agreement, policy, past practice or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be provided or increased, by the occurrence of any of the transactions contemplated by this Agreement (or any events following this Agreement, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of, or purchase Contract for, personal property having a value in excess of $50,000 individually or $150,000 in the aggregate, or any Lease Agreements;
               (v) any Contract of indemnification, hold harmless agreement or guaranty, other than: Standard Form Agreements, Standard NDAs, Inbound Licenses, Contracts for Open Source Software or Generally Commercially Available Code (other than Generally Commercially Available Code incorporated into any Company Products) and any other Contract listed elsewhere in this Section 4.15(a);
               (vi) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $150,000 in the aggregate;
               (vii) any Contract relating to the disposition or acquisition of material assets or any equity or debt interest in any Person or business enterprise;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit;

               (ix) any Contract with any Top Customer or Top Supplier;
               (x) any sales representative, original equipment manufacturer, value added, remarketer, reseller, distribution, or independent software vendor, or other Contract for sale or distribution of the products, technology or services of the Company or any of its Subsidiaries;
               (xi) any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar terms;
               (xii) any Contract pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;
               (xiii) any Contract pursuant to which the Company or any of its Subsidiaries has licensed or assigned to any third party any Intellectual Property Rights other than Ordinary Course Outbound Agreements;
               (xiv) any other Contract that requires future payments of more than $50,000 individually or $100,000 in the aggregate from or to the Company or any of its Subsidiaries and does not expire or is not cancelable without penalty within ninety (90) days (specifically excluding employment agreements and offer letters);
               (xv) any Contract pursuant to which the Company or any of its Subsidiaries has undertaken to deliver, or pursuant to which the receipt of revenue is contingent upon the delivery of, products or services;
               (xvi) any Contract currently in effect with any former officer, director, member or stockholder (or group of members or stockholders) of the Company or any of its Subsidiaries;
               (xvii) any power of attorney relating to the Company or any of its Subsidiaries that is currently effective and outstanding;
               (xviii) other than customary release agreements entered into in the ordinary course of business in connection with the termination of Employees which have been Made Available to Parent, any settlement or severance Contract with any Employee, group of Employees, or Governmental Authority; and
               (xix) any collective bargaining Contract or similar Contract, including any Contract with any union, works council, trade union, or other labor relations entity.
          (b) The Company has Made Available true, correct and complete copies of all Contracts required to be disclosed pursuant to Section 4.11(e), Section 4.13(c), Section 4.14, and this Section 4.15 existing as of the date hereof (each such Contract, including any such Contracts entered into after the date hereof and subject to the descriptions set forth above, a “Material Contract” and collectively, the “Material Contracts”).
          (c) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) are subject is a valid and binding agreement of the Company or such Subsidiary, as applicable, enforceable against the

Company or such Subsidiary, as applicable, in accordance with its terms, and is in full force and effect with respect to the Company or such Subsidiary, as applicable, and, to the Knowledge of the Company, any other party thereto subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of, a default or an event of default under the provisions of, any Material Contract. To the Knowledge of the Company, (i) no Person other than the Company or its Subsidiaries, which is party to any Material Contract, has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Material Contract, and (ii) to the Knowledge of the Company, no event or condition has occurred that would reasonably be expected to result in a violation of, in any material respect, any provision of, or the failure to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Material Contract. Except as set forth in Section 4.5 of the Disclosure Schedule, no Material Contract requires the obtaining of any consent, approval, notation or waiver of any third party in connection with the transactions contemplated by this Agreement. None of the Company or its Subsidiaries or any of its or their officers, directors, or employees, by or on behalf of the Company or its Subsidiaries, is party to or has ever been a party to a Government Contract. As of the date hereof, there are no new Contracts that are being actively negotiated and that would be required to be listed on Section 4.15(a) of the Disclosure Schedule.
     4.16 Interested Party Transactions.
          (a) No officer, director or, to the Knowledge of the Company, any other stockholder of the Company or any of its Subsidiaries holding three percent (3%) or more of the Company Capital Stock or the capital stock of any of its Subsidiaries (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.16.
          (b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into on or after the inception of the Company or any of its Subsidiaries have been on an arms length basis on terms no less favorable to the Company or any of its Subsidiaries, as applicable, than would be available from an unaffiliated party.
     4.17 Company Permits. Section 4.17 of the Disclosure Schedule sets forth each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective material properties, or (b) which is required for the operation of the Company’s or any of its Subsidiaries’ businesses as currently conducted or the holding of any such interest, and where the failure to have such consent, license, permit, grant or other authorization would reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole (collectively and as qualified, “Company Permits”). All of the Company

Permits that have been issued or granted to the Company or any of its Subsidiaries, are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be material to the Company or any of its Subsidiaries, and constitute all Company Permits required to permit the Company and each of its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.
     4.18 Litigation. There is no action, suit, claim, notice of violation or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors, nor, to the Knowledge of the Company, has any event or condition occurred that would reasonably be expected to constitute a basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors by or before any Governmental Authority. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor, to the Knowledge of the Company, has any event or condition occurred that would reasonably be expected to constitute a basis therefor.
     4.19 Books and Records. The minute books of the Company and each of its Subsidiaries, all of which have been Made Available to Parent, contain true, correct and complete records of all meetings held of, and corporate action taken by, the Company Stockholders, the Board of Directors and committees of the Board of Directors of the Company and its Subsidiaries, and no meeting of any such Company Stockholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books. The Company and its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and its Subsidiaries will be in the possession of the Company.
     4.20 Environmental Matters.
          (a) Except in compliance with Environmental Laws (defined below) and in a manner that would not subject the Company or any of its Subsidiaries to Liability, no amount of any substance that has been designated by any Governmental Authority or by applicable federal, foreign, state or local Law to be radioactive, toxic, hazardous, a pollutant, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (“Hazardous Materials”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. For all purposes of this Agreement, “Environmental Laws” means all Laws which prohibit, regulate or control Hazardous Materials or Hazardous Materials Activities, including, without limitation, the Comprehensive Environmental Response, Compensation,

and Liability Act of 1980, the Resource Recovery and Conversation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, as amended.
          (b) The Company and its Subsidiaries have conducted all Hazardous Material Activities (defined below) in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person. The Company and its Subsidiaries have been and are in compliance in all material respects with all laws relating to Hazardous Materials or Hazardous Materials Activities. For all purposes of this Agreement, “Hazardous Material Activity” means the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.
          (c) To the Knowledge of the Company no event or condition has occurred which would result in any environmental Liability that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries have entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, any of its Subsidiaries or any third party.
          (d) Neither the Company nor any of its Subsidiaries has, and neither the Company nor any of its Subsidiaries requires any environmental approvals, permits, licenses, clearances or consents in connection with its businesses or facilities.
          (e) The Company has Made Available to Parent true and correct copies of any and all environmental reports, assessments, audits, surveys, and tests relating to any real property currently or previously owned, leased, occupied, or controlled by Parent or any predecessor of Parent or relating to the Company’s business.
     4.21 Brokers’ and Finders’ Fees; Transaction Expenses. Other than pursuant to Contracts between the Company and Lazard Frères & Co. LLC, the terms of which have been Made Available to Parent, neither the Company nor any of its Subsidiaries has incurred or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
     4.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings and references to any Law shall also be deemed to include any and all regulatory guidance issued thereunder:
               (i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (ii) “Company Employee Plan” means any plan, program, policy, practice, contract, agreement, payroll practice, or other arrangement whether written or unwritten, providing for compensation, bonus pay, severance benefits, notice termination pay, gratuities, change of control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission pay, vacation, sick leave or any other leave, profit sharing, welfare benefits, fringe benefits or other employee benefits, compensation or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or would reasonably be expected to have any Liability or obligation, including all International Employee Plans.
               (iii) “DOL” means the United States Department of Labor.
               (iv) “Employee” means any current employee, consultant, independent contractor, advisor or director of the Company or any of its Subsidiaries or any ERISA Affiliate, or any former employee, consultant, independent contractor, advisor or director of the Company or any of its Subsidiaries to the extent that the Company or its Subsidiaries has any ongoing obligation to such Person.
               (v) “Employee Agreement” means each management, employment, bonus, commission, severance, change of control, separation, settlement, consulting, contractor, relocation, retention bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including any offer letter or any agreement providing for acceleration of Company Options, restricted stock or similar equity awards), whether written or unwritten, between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee, and under which the Company, any of its Subsidiaries or any ERISA Affiliate has or would based on events or conditions that have occurred prior to the Closing reasonably be expected to have any Liability.
               (vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               (vii) “ERISA Affiliate” means any Subsidiary of the Company and any other current or former Person or entity under common control or that, together with the Company or any Subsidiary of the Company, would based on events or conditions that have occurred prior to the Closing, reasonably be expected to be deemed a “single employer” with the Company or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (viii) “FMLA” means the Family Medical Leave Act of 1993, as amended.
               (ix) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
               (x) “International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted, established or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will have, or based on events or conditions that have occurred prior to the Closing, will reasonably be expected to have, any Liability, for the benefit of Employees who are employed or who perform services outside the United States.
               (xi) “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

               (xii) “WARN” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local Law, including but not limited to any similar Law of a non-U.S. jurisdiction.
               (xiii) “Welfare Plan” means each Company Employee Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(l) of ERISA.
          (b) Company Employee Plans and Employee Agreements. Section 4.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than at-will employment agreement or offer letters that are terminable by the Company without liability). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any existing Company Employee Plan or Employee Agreement (except to the extent required by applicable Law or to conform any such Company Employee Plan or Employee Agreement to applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into or extend the application or scope of any Company Employee Plan or Employee Agreement.
          (c) Documents. The Company and each of its Subsidiaries has Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, investment and funding policies or guidelines, and administrative or investment committee charters (ii) correct and complete copies of all service agreements with the Persons listed in Section 4.22(p) of the Disclosure Schedule, (iii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the three most recent annual and periodic accounting of Company Employee Plan assets and the most recent actuarial valuations, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including administrative service and vendor agreements and group insurance contracts, as well as any stop-loss, excess or similar policy pertaining to a Welfare Plan, (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any of its Subsidiaries, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices, (x) all policies pertaining to fiduciary Liability insurance covering the fiduciaries of each Company Employee Plan and all policies for ERISA bonding, (xi) all nondiscrimination tests, reports and summaries for each Company Employee Plan for the three most recent plan years, and (xii) all IRS (or any other applicable Tax Authority) determination or opinion letters issued with respect to each Company Employee Plan, if applicable. All forms, reports or returns required to be filed with the DOL, IRS or any other Governmental Authority with respect to any Company Employee Plan have been timely and properly filed.
          (d) Employee Plan Compliance. The Company, each of its Subsidiaries and each of its ERISA Affiliates has performed all material obligations required to be performed by them under, is not in default or material violation of, and the Company does not have Knowledge of any default or material violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all Laws, including, but not limited to, ERISA and the Code, and to the

Knowledge of the Company, the Company, any of its Subsidiaries or any of its ERISA Affiliates are not in breach of any of the foregoing or of any Employee Agreement that would reasonably be expected to result in any material Liability. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS (or opinion letter, if applicable) as to its qualified status under the Code for each applicable submission cycle. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Knowledge of any material matter or issue that would reasonably be expected to call into question the qualified status of any such Company Employee Plan. Any Company Employee Plan intended to be exempt from ERISA pursuant to DOL Reg. §2510.3(j) has been established and maintained so as to qualify for such exemption. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or to the Knowledge of the Company, reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan, any Company Employee Plan “fiduciary” (as that term is defined by Section 3(21) of ERISA), any third-party administrator of any Company Employee Plan for which the Company, its Subsidiaries, any ERISA Affiliate or any Company Employee Plan would reasonably be expected to be held liable or against the assets of any Company Employee Plan, or against any other Person subject to indemnification by the Company or an ERISA Affiliate in connection with a Company Employee Plan. Additionally, neither the Company nor its Subsidiaries nor any ERISA Affiliate has any Knowledge of any act or omission by any fiduciary of any Company Employee Plan that would reasonably be expected to constitute a breach of fiduciary duty under ERISA. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries and ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No event has occurred and there exists no condition or set of circumstances, other than the consummation of the Merger, which is reasonably expected to present a material risk that any Pension Plan has or is likely to experience a partial termination within the meaning of Code Section 411(d)(3).
          (e) No Funding of Pension or Welfare Plans. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract other than pursuant to a health flexible spending account. Each Pension Plan that is not qualified under Code Sections 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1). No assets of the Company or any ERISA Affiliate are allocated to or held in a “rabbi trust” or similar funding vehicle. Except as specified in Section 4.22(e)(1) of the Disclosure Schedule, there are no reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan. No Welfare Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40). Except as set forth in Section 4.22(e)(2) of the Disclosure Schedule, with respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company.
          (f) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as would reasonably be expected to be required by COBRA or other applicable Law, and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person(s) would be provided with post termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by Law.
          (g) COBRA; FMLA; HIPAA; Medicare Part D. The Company, each of its Subsidiaries and each ERISA Affiliate has, at all times prior to the Effective Time, materially complied with COBRA, FMLA, HIPAA, Medicare Part D, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its Employees. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Knowledge of any breach of the Privacy Rule or the Security Rule issued under HIPAA by any Business Associate (as defined by the Privacy Rule) of any applicable Company Employee Plan.
          (h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code. Except as disclosed in Section 4.22(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former Employee to unemployment compensation or any similar payment; (ii) increase the amount of any compensation due to, or in respect of, any current or former Employee; or (iii) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
          (i) No Demutualization Payments. The Company has never received any payment in respect of the demutualization of the insurer of any Company Employee Plan.
          (j) Employment Matters. The Company and each of its Subsidiaries and ERISA Affiliates is in compliance in all material respects with, and are not in breach of any of the following that would reasonably be expected to result in any material Liability, the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, and all other applicable Laws, collective bargaining agreements and arrangements, extension orders, contracts, policies and binding customs and practices respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, unlawful discrimination, equal employment, fair employment practices, meal and rest periods, overtime, minimum wage, paycheck and pay stub requirements, employment and payroll records retention, workers compensation, insurance, vacation, sick leave and any other form of leave, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld, timely reported and timely remitted all amounts required by Law or by agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, overtime, meal or rest period wages or penalties, termination-related payments or any Taxes or any penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security, pension, provident fund, or other benefits for Employees or obligations of employers (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) has not entered into any Code Section 3121(l) agreement on behalf of any Affiliate or ERISA Affiliate. There are no actions, suits, claims or administrative matters (other than routine claims for benefits) pending, threatened in writing or to the Knowledge of the Company, reasonably anticipated against the Company, any of its Subsidiaries or any ERISA Affiliate or any of their respective Employees, relating to any Employee (in their role of former role as such), Employee Agreement or Company Employee Plan. There are no pending or threatened in writing or reasonably anticipated claims, suits, administrative matters or actions against Company, any of its Subsidiaries or ERISA Affiliates or any Company trustee under any worker’s compensation policy or long term disability policy. To the Knowledge of the Company, neither the Company nor any Subsidiary has engaged in policies or practices that would foreseeably give rise to Liability in a discrimination, harassment, retaliation, wage and hour or other individual or putative class action lawsuit related to any labor, wage and hour or employment matters. Neither the Company nor any Subsidiary is subject to or a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. Section 4.22(j) of the Disclosure Schedule lists all Liabilities of the Company or any of its Subsidiaries to any Employee that result from: the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment or provision of services; a change of control of the Company or any of its Subsidiaries; or a combination thereof. The Company and each of its Subsidiaries has maintained in all material respects in full force proper workers compensation coverage for all Employees, including if required by Law, contractors and consultants. The Company and each Subsidiary has paid in full prior to the Closing Date to any present or former employee, and if required by Law, to any contractor, any and all accrued but unused, vacation time, personal time off, or sick leave, as required. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any Employee currently self-employed or employed by another employer or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages, nor does the Company or any of its Subsidiaries or ERISA Affiliates have any joint-employer Liability with respect to any use of service providers, including any independent contractors or other Persons.
          (k) Labor. No strike, labor dispute, slowdown, work stoppage or other actual potential dispute or labor issue against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened in writing or reasonably anticipated relating to any labor matters involving any Employee. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or otherwise. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union Contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of WARN or similar Law, issued any notification of a plant closing or mass lay-off required by WARN or any similar Law, or incurred any

Liability or obligation under WARN or any similar Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar Law.
          (l) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any of its Subsidiaries is obligated under any Contract or agreement, subject to any Order that would interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or its Subsidiaries’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or its Subsidiaries’ business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s or its Subsidiaries’ business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
          (m) No International Employee Plan. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate currently has, or has ever had, the obligation to maintain, establish, sponsor, participate in, be bound by, or contribute to, any International Employee Plan.
          (n) Certain Employee Matters. Section 4.22(n) of the Disclosure Schedule contains a complete and accurate spreadsheet of the Continuing Employees and shows with respect to each such Continuing Employee (i) the employee’s name, (ii) the position held by the employee, (iii) the employee’s annual salary, target bonus amounts and incentive and commission arrangements, (iv) the employee’s date of hire and service period, (v) the employee’s current address, and (vi) the employee’s accrued leave entitlements. To the Knowledge of the Company, no Continuing Employee listed in Section 4.22(n) of the Disclosure Schedule intends to terminate his or her employment or engagement for any reason, other than in accordance with the arrangements provided for in this Agreement.
          (o) Consultants and Advisors. The Company has Made Available an accurate and complete list of all Persons that currently have a consulting, advisory or independent contractor relationship with the Company or any of its Subsidiaries. The services provided by each such Person is terminable without cause at the discretion of the Company and its relevant ERISA Affiliate with not more than sixty (60) days notice, and any such termination would result in no Liability to the Company or any ERISA Affiliate.
          (p) Vendors. The Company has Made Available an accurate and complete list of all Persons that currently provide any services to or on behalf of any Company Employee Plan.
     4.23 Insurance. Section 4.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past three (3) years and remain in full force and effect. The Company does not have Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     4.24 Compliance with Laws.
          (a) The Company and each of its Subsidiaries is in compliance in all material respects with and has not, in the past three (3) years, violated in any material respect, or been in default under, any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses, properties or assets is bound or affected, and neither the Company nor any of its Subsidiaries has received any written notices of suspected, potential or actual violations of the foregoing.
          (b) To the Knowledge of Company, neither the Company nor any of its Subsidiaries, nor any of their officers, directors, or Employees is, or during the last three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a U.S. Governmental Authority, and neither the Company nor any of its Subsidiaries nor any of their officers, directors, or Employees, has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Company or any of its Subsidiaries, that has led to any of the foregoing consequences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. None of the Company or any of its officers, directors, or Employees, is aware of any facts or circumstances that are reasonably likely to give rise to the revocation of any security clearance of the Company or any of its Subsidiaries, either prior to or as a result of the transactions contemplated herein.
     4.25 Anti-Corruption and Anti-Bribery. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, Employees or other Person associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or Employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that would give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company and each of its Subsidiaries has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.
     4.26 Export and Import Control Laws.
          (a) The Company and its Subsidiaries have, at all times, conducted their respective export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Company Subsidiary with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export or import transactions that would give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Authority is required for the transfer of Export and Import Approvals to Parent are required, or such approvals can be obtained expeditiously without material cost.
          (b) The Company and each of its Subsidiaries has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.
          (c) Section 4.26(c) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software, and technologies.
     4.27 Top Customers and Suppliers.
          (a) Section 4.27(a) of the Disclosure Schedule contains a true and correct list of the top twenty (20) customers of the Company and its Subsidiaries by revenue for each of license revenues and maintenance revenues, including revenues per customer for the twelve (12) month period ended November 30, 2009 (each such customer, a “Top Customer”). Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. There are no pending warranty claims or other pending uninsured claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Contracts which might involve a material monetary Liability which is not fully reserved against in the most recent monthly Unaudited Financials. The Company has Made Available to Parent all Contracts with each Top Customer.
          (b) Section 4.27(b) of the Disclosure Schedule contains a list of the top twenty (20) suppliers of the Company and its Subsidiaries by dollar volume of sales and purchases, respectively, for the twelve (12) month period ended November 30, 2009 (such supplier, a “Top Supplier”). Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. The Company has Made Available to Parent all Contracts with each Top Supplier.
     4.28 Bank Accounts; Powers of Attorney. Section 4.28 of the Company Disclosure Schedule sets forth a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company or any of its Subsidiaries, including the location of all such accounts, lock boxes and safe deposit boxes, (b) the names of all persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all persons holding general or special powers of attorney from the Company or any of its Subsidiaries, and a summary statement of the terms thereof.
     4.29 Complete Copies of Materials; Representations Complete.
          (a) The Company has Made Available to Parent true and complete copies of all Contracts and other documents listed on the Disclosure Schedule.
          (b) None of the representations or warranties made by the Company in this Agreement (as modified by the Disclosure Schedule), and none of the statements made by the Company in the Related Agreements to which it is a party or the Closing Certificates (to the extent applicable, and with respect to the Closing Certificates, subject to the qualifications on accuracy and estimations described in Section 2.2(b)), when all such documents are read together in their entirety, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company on the date hereof as follows:
     5.1 Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
     5.2 Authority and Enforceability. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.
     5.3 No Conflicts. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party do not, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate of incorporation or bylaws of Parent or Sub, or (ii) any Law or Order applicable to Parent or Sub or by which its or any of their respective properties or assets is bound or affected.
     5.4 Cash Resources. Parent has sufficient cash resources to pay the Merger Consideration and the Change In Control Payments.
     5.5 No Prior Operation of Sub. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Confidentiality and Non-Disclosure Agreement dated as of December 13, 2007, as amended (the “Confidentiality Agreement”), between the Company and Parent. The Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence would be considered to be material non public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities Laws.
     6.2 Public Disclosure. The Company shall not (and it will use reasonable efforts to cause the Company Stockholders and its Representatives not to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of Parent; provided, however, that nothing contained herein shall prohibit the Company Stockholders or their Representatives from announcing their investment in, or involvement with, the Company in connection with the transactions contemplated hereby following public announcement of the transactions by the parties hereto. Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of any applicable securities exchange. Notwithstanding the foregoing, this Section 6.2 shall not prevent Parent from issuing any statement or communication that is reasonably necessary in response to a public statement or announcement made by any third Person with respect to the transactions contemplated by this Agreement, provided, that Parent, if reasonably practicable, shall first consult with the Company prior to issuing such statement or communication.
     6.3 Expenses; Change in Control Payments.
          (a) Unless otherwise agreed herein, all fees and expenses incurred in connection with the Merger, change of control and severance obligations, shall be the obligation of the respective party incurring such fees and expenses. Fees and expenses incurred by a party in connection with the Merger (though with respect to the Company, not to the extent incurred at the specific direction of the Parent or its Affiliates following the Closing), including: (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; (ii) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Merger; and (iii) any other amounts paid to third parties in connection with this transaction shall be considered “Transaction Expenses.”
          (b) Schedule 6.3(b) sets forth a statement of unpaid Transaction Expenses estimated in good faith as of the Closing Date, showing detail of both the paid and unpaid Transaction Expenses incurred and expected to be incurred by the Company (including any Transaction Expenses anticipated to be incurred after the Closing) (the “Statement of Estimated Expenses”).
          (c) Schedule 6.3(c) sets forth a statement of Change in Control Payments estimated in good faith as of the Closing Date, showing detail of both the paid and unpaid Change in Control Payments incurred and expected to be incurred by the Company (including any Change in Control Payments anticipated to be incurred after the Closing) (the “Estimated Change in Control Payments Statement”).
          (d) Any unpaid Transaction Expenses incurred by the Company or any of its Affiliates that are not reflected on the Statement of Estimated Expenses (“Additional Transaction

Expenses”) shall be paid out of the Escrow Fund as contemplated in ARTICLE VII. Any Change in Control Payments incurred by the Company or any of its Affiliates that are not reflected on the Estimated Change in Control Payments Statement (“Additional Change in Control Payments”) shall be paid out of the Escrow Fund as contemplated in ARTICLE VII. The Statement of Expenses and the Estimate Change in Control Payments Statement shall have been delivered to Parent by the Company at least one (1) Business Day prior to the date hereof.
     6.4 Spreadsheet. Schedule 6.4 sets forth a spreadsheet (the “Spreadsheet”) which includes, among other things, as of the Closing Date:
          (a) with respect to each Company Stockholder, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the Pro Rata Portion applicable to such Person, (v) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares, and (vi) the amount of cash to be deposited into the Escrow Fund and the Stockholders’ Representative Fund on behalf of such Person;
          (b) with respect to each holder of Company Options, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the number of shares of Company Capital Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) whether such Company Options are incentive stock options or non-qualified stock options, (vi) the aggregate amount of cash to be paid to such Person at the Closing in respect of Vested Company Options, (vii) the amount of cash to be deposited into the Escrow Fund and the Stockholders’ Representative Fund on behalf of such Person at the Closing in respect of Vested Company Options, and (viii) any amounts required to be withheld for Taxes at the Closing with respect to such payment;
          (c) with respect to each Management Acquisition Bonus Plan Participant, (i) such Person’s address and social security number, (ii) the aggregate amount of cash to be paid to such Person at the Closing pursuant to the Management Acquisition Bonus Plan, (iii) the amount of cash to be deposited into the Escrow Fund and the Stockholders’ Representative Fund on behalf of such Person at the Closing in respect of their allocation of the Management Acquisition Bonus Plan, and (iv) any amounts required to be withheld for Taxes at the Closing with respect to such payment; and
          (d) with respect to each Bridge Debt Lender, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the amount of principal and interest owed to such Bridge Debt Lender pursuant to the Bridge Debt; (iii) the aggregate amount of cash to be paid to such Bridge Debt Lender at the Closing in respect of such Bridge Debt, and (iv) any amounts required to be withheld for Taxes at the Closing with respect to such payment.
     6.5 Working Capital Adjustment.
          (a) Schedule 6.5(a) sets forth a statement detailing the Company’s calculation of the Adjusted Working Capital Amount (such statement, the “Estimated Working Capital Statement” and the calculation of the Adjusted Working Capital Amount as set forth in the Estimated Working Capital Statement, the “Estimated Adjusted Working Capital Amount”), which shall have been delivered to Parent by the Company at least one (1) Business Day prior to the date hereof. The Estimated Working Capital Statement shall have been prepared by the Company in accordance with GAAP and shall present fairly, on a good faith basis and using the Company’s commercially reasonable efforts, the estimated Adjusted Working Capital Amount as of the Closing Date. Such Estimated Working Capital Statement

shall be certified by the Chief Executive Officer and Chief Financial Officer of the Company as having been prepared in accordance with the foregoing principles and shall serve as the basis for the calculation of the Adjusted Working Capital Amount for purposes of calculating the Merger Consideration at Closing.
          (b) Within ninety (90) days of the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative an updated statement of the Adjusted Working Capital Amount as of the Closing Date (the “Closing Working Capital Statement”) prepared in accordance with GAAP, which shall take into account any information not available to the parties at the time the Estimated Working Capital Statement shall have been delivered.
          (c) Following the delivery by Parent of the Closing Working Capital Statement, the Stockholders’ Representative and his representatives shall be given all such access as they may reasonably require during Parent’s normal business hours (or such other times as the parties may agree) to those books and records of the Company and the Surviving Corporation in the possession of, and/or under the control of, Parent, and access to such personnel or representatives of the Company and Parent as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Closing Working Capital Statement and/or the calculation of the Adjusted Working Capital Amount.
          (d) The Stockholders’ Representative shall have thirty (30) days following the date of delivery by Parent to the Stockholders’ Representative of the Closing Working Capital Statement to provide Parent with a written certificate confirming that the Adjusted Working Capital Amount used in the calculation of the Merger Consideration is correct (the “Confirmation Certificate”) or notifying Parent in writing of any good faith objections to specific components of the calculation of the Adjusted Working Capital Amount as set forth on the Closing Working Capital Statement (a “Working Capital Dispute Notice”) setting forth a reasonably specific and detailed description of such objections and the reasons therefor. If a Confirmation Certificate is delivered by or on behalf of the Stockholders’ Representative pursuant to this Section 6.5(d), the Adjusted Working Capital Amount used in the calculation of the Merger Consideration shall be deemed to be final and binding on the parties to this Agreement and the Indemnifying Parties. Furthermore, to the extent no objections are raised with respect to any components of the calculation of the Adjusted Working Capital Amount as set forth in the Closing Working Capital Statement, such components shall be deemed to be agreed to by the Stockholders’ Representative and not subject to further dispute or objection.
          (e) If the Stockholders’ Representative shall object to all or a portion of the components of the Closing Working Capital Statement or Parent’s calculation of the Adjusted Working Capital Amount as reflected in the Working Capital Dispute Notice, a representative of Parent, on the one hand, and the Stockholders’ Representative, on the other, shall negotiate with one another and attempt in good faith to resolve any such objection within ten (10) days of the receipt by Parent of the Working Capital Dispute Notice.
          (f) If Parent and the Stockholders’ Representative shall be unable to resolve any such dispute within such ten (10) day period, Parent and the Stockholders’ Representative (either together or separately) shall be entitled to submit the dispute to the Independent Auditor. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Auditor. The Independent Auditor shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Parent and the Stockholders’ Representative shall submit any dispute to the Independent Auditor, each such party may submit a “position paper” to the Independent Auditor setting forth the position of such party with respect to such dispute, to be considered by such Independent Auditor as it deems fit. All fees and expenses relating to the engagement of the Independent Auditor shall be paid in equal proportions by Parent and the Indemnifying Parties or in such other proportions as the Independent Auditor determines to be appropriate having regard to the respective merits of the parties’ positions. Parent may elect to pay the fees and expenses for which the Indemnifying Parties are responsible hereunder to the Independent Auditor (the “Stockholder Expenses”), in which case Parent shall be reimbursed for such payment by deduction of the amount of the Stockholder Expenses from the Working Capital Escrow Amount.
          (g) If the Stockholders’ Representative does not deliver a Working Capital Dispute Notice in accordance with the procedures set forth in Section 6.5(d) above (i.e., within the thirty (30) day period specified therein), the Closing Working Capital Statement (together with Parent’s calculation of the Adjusted Working Capital Amount) shall be deemed to have been accepted by all of the parties to this Agreement and the Indemnifying Parties. In the event that the Stockholders’ Representative delivers a Working Capital Dispute Notice in accordance with the provisions above and Parent and the Stockholders’ Representative are able to resolve such dispute by mutual agreement, the Closing Working Capital Statement, together with the calculation of the Adjusted Working Capital Amount, to the extent modified by the mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the Indemnifying Parties. In the event that the Stockholders’ Representative delivers a Working Capital Dispute Notice in accordance with the provisions set forth above and Parent and the Stockholders’ Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Auditor shall be final and binding on the parties to this Agreement and the Indemnifying Parties, together with the calculation of the Adjusted Working Capital Amount, to the extent modified by the Independent Auditor, shall be deemed to have been accepted by all of the parties to this Agreement and the Indemnifying Parties. The provisions of Section 7.6 shall apply to any and all acts by the Stockholders’ Representative in connection with this Section 6.5. The Adjusted Working Capital Amount as finally determined pursuant to this Section 6.5 shall be referred to herein as the “Final Adjusted Working Capital Amount.”
          (h) In the event that it is determined that the Adjusted Working Capital Amount shall have been understated or overstated in the original calculation of the Merger Consideration for purposes of the payments made to the Indemnifying Parties at the Closing, Parent shall be (i) in the event that the Merger Consideration shall have been overstated, entitled to deduct, first from the Working Capital Escrow Amount and second, if the Working Capital Escrow Amount is insufficient to satisfy the entire amount of such overstatement, from the Indemnification Escrow Amount, the amount by which the Merger Consideration shall have been overstated (the amount of such overstatement, the “Overstated Amount”), and an amount, if any, equal to the difference between the Working Capital Escrow Amount and such overstatement shall be released to the Indemnifying Parties in accordance with their Pro Rata Portion and (ii) in the event that the Merger Consideration shall have been understated, required to deliver an amount of cash equal to the amount by which the Merger Consideration shall have been understated (the amount of such understatement, the “Understated Amount”) to the Paying Agent for distribution pursuant to Section 3.4; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, (A) in the event the Estimated Adjusted Working Capital Amount was greater than the Adjusted Working Capital Target, then in no event shall the Overstated Amount exceed the difference between (1) the Adjusted Working Capital Target and (2) the Final Adjusted Working Capital Amount, (B) in the event the Estimated Adjusted Working Capital Amount was less than the Adjusted Working Capital Target, then in no event shall the Understated Amount exceed the difference between (I) the Adjusted Working Capital Target and (II) the Estimated Adjusted Working Capital Amount and (C) if the Estimated Adjusted Working Capital Amount and the Final Adjusted Working Capital Amount are both greater than the Adjusted Working Capital Target, there will be no adjustment pursuant to this Section

6.5. In the event of an Overstated Amount, then such Overstated Amount, subject to the limitations set forth in the foregoing sentence, shall be treated as Losses for purposes of ARTICLE VII, and shall be borne by the Indemnifying Parties in accordance with each Indemnifying Party’s Pro Rata Portion.
     6.6 Repayment of Company Debt. At or prior to the Closing, the Company shall have taken all actions necessary for the repayment or prepayment of all of the Company Debt, including the obtaining of the Payoff Letters and ascertaining any applicable withholding Taxes to be withheld (based on appropriate documentation, including IRS Forms W-9 and W-8BEN) and making all appropriate arrangements for the prepayment or repayment thereof on the Closing Date, and all such Company Debt shall be reflected in the Spreadsheet.
     6.7 Termination of Plans. Each of the Company and any ERISA Affiliate shall have terminated, effective as of no later than immediately preceding the Closing, any and all Tax qualified group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans (unless Parent provides written notice to the Company no later than one (1) Business Day prior to the Closing Date that such plans shall not be terminated). The Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than immediately preceding the Closing) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other costs or fees, including without limitation, related to any plan termination, then such charges and/or fees shall be deemed to be Transaction Expenses, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.
     6.8 Intentionally Omitted.
     6.9 New Employment Arrangements. Parent or a Subsidiary of Parent may offer certain Employees, and will offer the Key Employees, employment by Parent or a Subsidiary of Parent as a Continuing Employee. Such employment will: (i) be set forth in an offer letter in Parent’s or the relevant Subsidiary’s standard form, (ii) be subject to and in compliance with Parent’s and the relevant Subsidiary’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) require, as a condition of employment, that Employees who hold security clearances with United States governmental agencies maintain and continue to hold such security clearances, (v) include, if applicable, a waiver by the Employee of any future equity-based compensation or future severance or other termination payment to which such Employee may otherwise have been eligible with the Company, and (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letter in effect prior to the Closing Date.
     6.10 New Employment Benefits. Continuing Employees shall be eligible to receive employee benefits on the same basis as similarly situated Parent employees consistent with Parent’s/its relevant Affiliate’s applicable human resources policies and subject to the terms of Parent’s/its relevant Affiliate’s employee benefit plans. Parent will or will cause the Surviving Corporation or appropriate Subsidiary of Parent to give Continuing Employees full credit under such policies for prior service at the Company for purposes of eligibility and vesting; provided that such credit does not result in duplication of benefits. In furtherance of the foregoing, the Company shall assist to terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors as required by Parent.

     6.11 Terminating Employees. The Company shall terminate the employment of each Terminating Employee set forth on Schedule 6.11 hereto no later than immediately prior to or on the Closing Date. The Company shall have used its commercially reasonable efforts to cause each such Terminating Employee to execute and return a valid release and waiver each in the form attached hereto as Exhibit H (a “Terminating Employee Release”), copies of which Terminating Employee Releases shall have been distributed by the Company to all Terminating Employees on the Business Day prior to the Closing Date, and, if applicable, the Company shall not affirmatively and knowingly take any action to cause such Terminating Employee to revoke his or her Terminating Employee Release. Prior to any Terminating Employee or any employee of the Company whose employment with the Company is terminated on or prior to the Closing Date receiving or becoming entitled to receive any non-statutorily required severance payment, such Terminating Employee and such terminated employee must execute and return a Terminating Employee Release.
     6.12 Non-Competition Agreements. Concurrent with execution of this Agreement, the Company shall cause those Key Employees set forth on Exhibit A hereto to execute and deliver to Parent a Non-Competition Agreement in their capacities as Company Stockholders.
     6.13 Section 280G. Prior to the Closing, the Company shall have submitted to the Company Stockholders for approval (in a manner, at such times, and in form and substance satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that would separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (which determination shall be made by the Company, subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the date of this Agreement.
     6.14 Indemnification of Directors and Officers.
          (a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification provision under the Charter Documents as in effect on the date of this Agreement. From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreement listed on Section 6.14(a) of the Disclosure Schedule in effect between the Company and any Person who is or was a director or officer of the Company prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to the exculpation and indemnification and expense advancement that are substantially the same as were in effect as of immediately prior to the Effective Time for the Company, which provisions will not be amended, repealed or otherwise modified in any material respect in any manner that would adversely affect the rights thereunder of each current and former director or officer of the Company or the Subsidiaries until the earlier of (i) six (6) years from the Effective Time and (ii) such dates as the Surviving Corporation is dissolved or merged into another corporation in which case the majority stockholder or surviving corporation in such merger, respectively, shall assume the indemnification obligations in the first sentence above.

          (b) Prior to the Closing, the Company may purchase, for the benefit of all officers and directors of the Company prior to the Effective Time, policies of directors and officers’ and fiduciary liability “tail” or “run-off” insurance providing for such coverage as the Company may determine in its sole discretion prior to the Closing; provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense.
          (c) The provisions of this Section 6.14 are intended to be for the benefit of, and will be enforceable by, each current and former directors or officers of the Company or the Subsidiaries entitled to indemnification from the Company.
     6.15 No Solicitation by Company.
          (a) Commencing upon the date hereof and continuing at all times until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly through any of its directors, officers or other employees, affiliates, representatives or other agents (including its financial, legal or accounting advisors (together, “Representatives”), (i) solicit, initiate, seek, knowingly encourage, knowingly promote or support any inquiry, proposal or offer from, (ii) furnish any information to, or (iii) participate in any discussions or negotiations with, any Person (other than Parent and its Representatives) regarding (A) any acquisition of the Company or any of its Subsidiaries or controlled affiliates, (B) any merger or consolidation with or involving the Company or any of its Subsidiaries or controlled affiliates, (C) any acquisition or sale (including any public offering) of any of the stock or assets of the Company or any of its Subsidiaries or controlled affiliates (other than the sale of assets in the ordinary course of business), (D) any strategic investment in or involving the Company or any of its Subsidiaries or affiliates (including, without limitation, any new investment round or recapitalization of the Company), or (E) any other similar transaction involving the Company or any of its Subsidiaries or controlled affiliates (each, a “Company Acquisition Proposal”). The Company hereby agrees that any action taken by one or more of the Company’s Subsidiaries or its or their Representatives would constitute a breach of this Section 6.15(a) if taken by the Company will constitute a breach of this provision by the Company.
          (b) The Company shall immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with any Persons regarding any Company Acquisition Proposal that are pending as of the date hereof, and shall not reinitiate or otherwise engage in any further discussions or other negotiations with any such Third Parties regarding any Company Acquisition Proposal unless this Agreement is terminated pursuant to ARTICLE VIII. The Company agrees not to release any such parties from any confidentiality agreement to which Company is a party.
          (c) At all times until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall immediately notify Parent of any contact with, or receipt by the Company or any of its Representatives from, any third Person regarding (i) any offer, proposal or inquiry regarding a Company Acquisition Proposal, (ii) any request from any third Person for information or access to the properties, books or records of the Company or its Subsidiaries under circumstances that would be reasonably likely to lead to a Company Acquisition Proposal or (iii) any other communication from any third Person that would be reasonably likely to lead to a Company Acquisition Proposal. Any such notice delivered by the Company to Parent pursuant to this Section 6.15(c) shall be in writing and include (A) the identity of the Person making such offer, proposal or inquiry, request for information or access, or otherwise communicating with the Company, and (B) a copy of any material written correspondence (electronic or otherwise) or other documents and materials, and a summary of the terms and conditions of such offer, proposal or inquiry, request for information or access or other communication (to the extent not reflected in written correspondence or other documents or materials delivered to Parent pursuant hereto).

     6.16 Form S-8. Parent will (a) cause the Parent Common Stock issuable upon exercise of the assumed Unvested Company Options for which a Form S-8 registration statement is available to be registered with the U.S. Securities and Exchange Commission on Form S-8 (assuming timely receipt of the Spreadsheet, all option documentation directly related to the Unvested Company Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement), within ten (10) Business Days following the Closing Date, (b) exercise such efforts to maintain the effectiveness of such registration statement as Parent exercises with its other registration statements on Form S-8 for so long as such assumed Unvested Company Options remain outstanding, and (c) reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ESCROW ARRANGEMENTS
     7.1 Survival of Representations, Warranties and Covenants. Subject to the other provisions set forth in this ARTICLE VII, all representations and warranties of the Company contained in this Agreement shall survive until the date that is eighteen (18) months from the Closing Date, except that all representations and warranties shall survive beyond such eighteen (18) month period with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved, provided that notice of such claim shall have been duly given on or prior to such date in accordance with Section 7.4(a); provided, however, that the representations and warranties of the Company contained in (i) Section 4.11 (Taxes) shall survive the Closing and the Effective Time and shall remain in full force and effect until the date that is sixty (60) calendar days immediately following the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any Taxes which are the subject of any such representations and warranties, (ii) Section 4.1(a) (Organization of the Company), Section 4.2 (Company Capital Structure) and Section 4.4 (Authority and Enforceability) shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity and without limitation (the representations and warranties referred to in the preceding clauses (i) through (ii) being referred to herein, collectively, as the “Specified Representations” and each individually as a “Specified Representation”); provided further, however, that any claims in the event of any fraud with respect to any of the representations or warranties made by the Company set forth in this Agreement, the Related Agreements to which the Company is a party or the Closing Certificates shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity and without limitation, except for such limitations described herein. The covenants and agreements contained herein shall survive the Closing Date indefinitely for purposes of any claim of nonfulfullment, nonperformance or breach thereof, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term, and in each case until such claim has been finally resolved. The indemnification obligations with respect to Section 7.2(a)(iii) through Section 7.2(a)(vii), inclusive, shall survive indefinitely. All representations and warranties made by Parent and Sub shall expire at the Effective Time.
     7.2 Indemnification.
          (a) Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, by virtue of the adoption by the Company Stockholders of this Agreement (regardless of whether or not such Company Stockholder has actually voted his, her or its Company Capital Stock in favor of the adoption of this Agreement) and/or by virtue of the acceptance of the applicable portions of the Merger

Consideration and/or any allocation of the Management Acquisition Bonus Plan by the Indemnifying Parties, the Indemnifying Parties agree to, severally and not jointly, and with such several calculation based on their Pro Rata Portion as compared to other Indemnifying Parties, indemnify, defend and hold harmless Parent, Sub, the Surviving Corporation and their respective Subsidiaries and Representatives (collectively, the “Parent Indemnified Parties”) from and against any and all claims, actions, proceedings (including with respect to claims made under Section 7.2(a)(i), third-party claims, actions and proceedings in writing that reasonably arise out of, result from or relate to any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, the Related Agreements to which the Company is a party or the Closing Certificates), losses, liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable outside attorneys’ and consultants’ fees and any related expenses including any such fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing (collectively, “Losses”), that the Parent Indemnified Parties or any of them suffer or incur to the extent arising out of, resulting from or relating to:
               (i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, the Related Agreements to which the Company is a party or the Closing Certificates;
               (ii) any nonfulfillment, nonperformance or other breach by the Company of any covenant, undertaking or other agreement of the Company that is contained in this Agreement, the Related Agreements to which the Company is a party or the Closing Certificates, or with respect to Section 6.15, any breach by the Representatives;
               (iii) any Stockholder-Related Claims;
               (iv) any Additional Merger Consideration Adjustment Amounts;
               (v) any fraud committed by the Company (which shall be deemed to include any fraud committed by its directors and employees acting, or deemed to be acting, for or on behalf of the Company) in connection with this Agreement, the Related Agreements to which the Company is a party, the Closing Certificates or by the Company (which shall be deemed to include any fraud committed by its directors and employees acting, or deemed to be acting, for or on behalf of the Company) in connection with the consummation of the transactions contemplated hereby and thereby;
               (vi) any matters disclosed on Schedule 7.2(a)(vi); and
               (vii) any costs and expenses of enforcement to recover Losses due to any Parent Indemnified Party under this ARTICLE VII.
          (b) For purposes of this ARTICLE VII only, once it has been established that there has been any inaccuracy in or breach of any representation or warranty, or any nonfulfillment, nonperformance or other breach of any covenant, undertaking or other agreement by the Company and solely for purposes of determining the amount of Losses suffered (separate and apart from establishing that there has been any inaccuracy in our breach of an any representation or warranty, or any nonfulfillment, nonperformance or other breach of any covenant, undertaking or other agreement by the Company) as a result of any such inaccuracy, breach, nonfulfillment or nonperformance, any representation, warranty, covenant, undertaking or agreement given or made by the Company that is qualified or limited in scope as to materiality, Material Adverse Effect or similar qualifications shall be deemed to be made or given without such qualification for purposes of determining such Losses.

     7.3 Limitations on Indemnification.
          (a) Notwithstanding anything to the contrary contained in this Agreement, the maximum liability for indemnification for Losses arising out of, in connection with or resulting from: (i) Section 7.2(a)(i) (other than Losses arising out of, in connection with or resulting from a breach or inaccuracy of the Specified Representations or Section 4.14 (Intellectual Property) shall be the Indemnification Escrow Amount (the “General Indemnification Cap”); (ii) Section 7.2(a)(ii) thorough Section 7.2(a)(vii) or Section 7.2(a)(i) for Losses arising out of, in connection with or resulting from any inaccuracy or breach of any of the Specified Representations, in each case, shall not be subject to the General Indemnification Cap, and the maximum liability for indemnification relating thereto shall be an aggregate amount equal to the aggregate Merger Consideration and payments under the Management Acquisition Bonus Plan actually received by the Indemnifying Parties; and (iii) Section 7.2(a)(i) for Losses arising out of, in connection with or related to any inaccuracy in or breach of any representation or warranty contained in Section 4.14 (Intellectual Property) shall not be subject to the General Indemnification Cap, and the maximum liability for indemnification relating thereto shall be, (A) with respect to claims made from the period beginning on the Closing Date until 5:00 p.m. Pacific on the one (1) year anniversary of the Closing Date (“Special Cap 1 Period”), an aggregate amount equal to twenty-five percent (25%) of the aggregate Merger Consideration and payments under the Management Acquisition Bonus Plan payable to the Indemnifying Parties (the “Special Cap 1”) and subject to the limitations set forth below with respect to all claims made on the Escrow Fund, and (B) with respect to claims made from the period beginning on the day after the end of the Special Cap 1 Period until 5:00 p.m. Pacific on the date that is eighteen (18) months from the Closing Date (“Special Cap 2 Period”), an aggregate amount equal to the Indemnification Escrow Amount (the “Special Cap 2”) and subject to the limitations set forth below with respect to claims made on the Escrow Fund; provided, however, that (x) with respect to Losses arising out of, or in connection with claims made during the Special Cap 1 Period for any inaccuracy in or breach of any representation or warranty set forth in Section 4.14 (Intellectual Property), after the Parent Indemnified Parties have exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all claims for indemnification from the Escrow Fund made by Parent Indemnified Parties), each Indemnifying Party shall be liable for such holder’s Pro Rata Portion of the amount of any Losses resulting therefrom not to exceed in the aggregate from all Indemnifying Parties the difference between (A) the Special Cap 1 and (B) any amount placed in the Escrow Fund at the Closing and (y) with respect to Losses arising out of, or in connection with claims made during the Special Cap 2 Period for any inaccuracy in or breach of any representation or warranty set forth in Section 4.14 (Intellectual Property), after the Parent Indemnified Parties have exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all claims for indemnification from the Escrow Fund made by Parent Indemnified Parties), each Indemnifying Party shall be liable for such holder’s Pro Rata Portion of the amount of any Losses resulting therefrom not to exceed in the aggregate from all Indemnifying Par ties the difference between (A) the Special Cap 2 and (B) sum of (1) the amount remaining in the Escrow Fund as of immediately following the First Escrow Release plus (2) the amount of all claims for indemnification from the Escrow Fund made by Parent Indemnified Parties during the period from the Closing Date through the end of the Special Cap 2 Period that have actually been paid out of the Escrow Fund (with the difference between (A) and (B) in no event to exceed the aggregate amount delivered from the Escrow Fund to the Indemnifying Parties on or after the First Escrow Release but before the end of the Special Cap 2 Period). Notwithstanding anything else to the contrary, the maximum aggregate Liability of the Indemnifying Parties under this Agreement shall be the Merger Consideration and payments under the Management Acquisition Bonus Plan actually received by the Indemnifying Parties, and the maximum aggregate Liability of any individual Indemnifying Party shall be such Indemnifying Party’s Pro Rata Portion of the Merger Consideration and payments under the Management Acquisition Bonus Plan actually received by such Indemnifying Party.

          (b) Notwithstanding anything to the contrary contained herein, a Parent Indemnified Party may not recover any Losses under Section 7.2(a)(i) (other than Losses arising out of, in connection with or resulting from a breach or inaccuracy of the Specified Representations) unless and until all claims brought by the Indemnified Parties under Section 7.2(a)(i) exceed $350,000 in the aggregate (the “Deductible”), at which time the Parent Indemnified Parties shall be entitled to recover all such Losses in excess of the Deductible. For purposes of clarity, the Deductible shall not apply to, or be counted against, any claim by a Parent Indemnified Parties for Losses pursuant to Section 7.2(a)(i) arising out of, in connection with or resulting from a breach or inaccuracy of the Specified Representations or Section 4.21 (Brokers’ and Finders’ Fees; Transaction Expenses), or Section 7.2(a)(ii) thorough Section 7.2(a)(vii).
          (c) For purposes of computing the amount of any Losses incurred by a Parent Indemnified Party, (i) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments or contribution payments actually received by any Parent Indemnified Party in connection with such Losses; provided, however, that no Parent Indemnified Party shall have any obligation to obtain or seek any such insurance proceeds, indemnification payments or contribution payments and (ii) the Indemnifying Parties shall have no liability attributable to any limitations on the Company’s Tax attributes under Sections 269, 382, 383 or 384 of the Code.
          (d) None of the Indemnifying Parties shall have any right of contribution from nor may any Indemnifying Party seek indemnification or advancement of expenses (under Contract, pursuant to applicable Law or otherwise) from, the Company, Parent, or the Surviving Corporation with respect to any Loss claimed by a Parent Indemnified Party, provided, however, that the parties agree that the provisions set forth in this Section 7.3(d) shall in no way be interpreted to invalidate, or otherwise impair, the rights of any Company director or officer to seek indemnification pursuant to the terms set forth in Section 6.14 hereof, other than to the extent in derogation of such Indemnifying Parties indemnity obligations to the Parent Indemnified Persons under this ARTICLE VII.
          (e) For purposes of this ARTICLE VII, Losses shall not include special or punitive, damages (except to the extent such damages are awarded by a Governmental Authority in connection with a Third Party Claim). The amount of any Losses subject to indemnification under this ARTICLE VII shall be calculated net of any reserves included in the calculation of the Adjusted Working Capital Amount directly attributable to such Losses.
          (f) Notwithstanding anything that may be deemed to be to the contrary set forth in this Agreement, nothing in this ARTICLE VII or elsewhere in this Agreement shall limit the Liability of any Person (and neither the Escrow Fund nor the aggregate Merger Consideration and payments under the Management Acquisition Bonus Plan shall be the exclusive remedy) in respect of Losses arising out of, nor bar any action against such Person (and nothing herein shall serve as a defense thereto), in relation to, any fraud committed by such Person in relation to this Agreement, any Related Agreement, any Closing Certificate or the consummation of the transactions contemplated hereby, provided, however, that there shall not be any double recovery to the extent a claim is asserted pursuant to Section 7.2(a)(v).
          (g) Any payments required to be made to Parent, the Surviving Corporation or any other Parent Indemnified Party pursuant to this ARTICLE VII shall, in each case, be made first by resort to the Indemnification Escrow Amount contained in the Escrow Fund (to the extent that such fund is available at the time of such claim, and in all cases with respect to matters for which the General Indemnification Cap applies), and second with respect to matters for which the General Indemnification Cap does not apply, if the balance of the Indemnification Escrow Amount contained in the Escrow Fund is insufficient or unavailable to satisfy the entire amount of such payments to be made to Parent (including as a result of the funds contained in the Escrow Fund being paid to the stockholders of the Company pursuant to the terms hereof) (the amount of such insufficiency, the “Shortfall Amount”), the

Surviving Corporation or any other Parent Indemnified Party, as applicable, and by recourse, (A) for Losses other than arising out of, in connection with or related to the matters set forth in Section 4.14 (Intellectual Property), severally, to each Indemnifying Party in an amount equal to such Indemnifying Party’s Pro Rata Portion multiplied by the Shortfall Amount (which such result shall in no event exceed the portion of the aggregate Merger Consideration and payments under the Management Acquisition Bonus Plan actually received by such Indemnifying Party, or (B) in the case of Losses arising out of, in connection with or related to the matters set forth in Section 4.14 (Intellectual Property), as described in Section 7.3(a)).
          (h) The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.
          (i) The representations and warranties made by the Company in this Agreement, the Related Agreements to which the Company is a party or the Closing Certificates, constitute the sole and exclusive representations and warranties of the Company to Parent in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties of the Company of any kind or nature, express or implied, are specifically disclaimed by the Company, provided, however, that the foregoing shall not be construed to prohibit or limit a claim for fraud against the Person who committed such fraud as described in Section 7.3(f) or pursuant to Section 7.2(a)(v). If the Merger is consummated, (i) the indemnification provisions in this ARTICLE VII shall be the sole and exclusive remedy of the Parent, other Parent Indemnified Parties and their respective Affiliates, for any and all claims against the Indemnifying Parties for Losses; provided, however, that this section shall not limit any right of such Persons to seek and obtain specific performance, injunctive relief or any other equitable remedies to which they may be entitled under the Related Agreements to which the Indemnifying Parties are parties, and (ii) all applicable statutes of limitations or other claims periods with respect to claims hereunder shall be revised to the claims periods and survival periods expressly set forth herein. Nothing in this ARTICLE VII shall limit the liability of any party hereto (though excluding the Indemnifying Parties, who shall only be subject to liability as set forth herein to the extent that the Closing occurs) for any breach of any representation, warranty, covenant or agreement contained in this Agreement, any Related Agreement or any Closing Certificate or instrument delivered pursuant thereto if the Closing does not occur.
          (j) The right to indemnification based on the matters disclosed on Schedule 7.2(a)(vi) shall be subject to the limitations set forth on Schedule 7.2(a)(vi).
     7.4 Claims for Indemnification; Resolution of Conflicts.
          (a) Procedure for Claims.
               (i) In the event that a Parent Indemnified Party may have a right to indemnification under this ARTICLE VII (though with respect to Third-Party Claims, additionally subject to the terms and conditions set forth in Section 7.4(b) below), then Parent (on behalf of such Parent Indemnified Party) shall deliver to the Stockholders’ Representative a certificate (a “Claim Certificate”) (with contemporaneous delivery to the Escrow Agent) (i) stating that a Parent Indemnified Party has suffered or incurred, or reasonably anticipates that it may suffer or incur and/or was required under

GAAP to reserve or accrue, Losses, including the amount thereof, and (ii) specifying in reasonable detail the basis for the claim(s), as well as the individual items of such Losses included in the amount so stated and the nature of the claim relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof) (the aggregate amount of such Losses in a Claim Certificate being referred to as the “Claimed Amount”). The Stockholders’ Representative shall have thirty (30) days after receipt of a Claim Certificate to deliver to Parent a certificate (an “Objection Certificate”) (with contemporaneous delivery to the Escrow Agent), pursuant to which the Stockholders’ Representative shall, on behalf of the Indemnifying Parties: (A) agree that the Parent Indemnified Party is entitled to receive all of the Claimed Amount (in which case, if requested by Parent, Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three (3) Business Days following delivery of the Objection Certificate, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent, out of the Escrow Fund, an amount equal to the Claimed Amount or the applicable portion thereof as determined by Parent, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Parent an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Claimed Amount (subject to the limitations set forth in this ARTICLE VII), (B) agree that the Parent Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, if requested by Parent, Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three (3) Business Days following delivery of the Objection Certificate, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent, out of the Escrow Fund, an amount equal to the Agreed Amount or the applicable portion thereof as determined by Parent, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Parent an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Agreed Amount (subject to the limitations set forth in this ARTICLE VII)), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount and specify, in reasonable detail based on the information then known, any objections to the claims in such Claim Certificate or the Claimed Amount. If the Stockholders’ Representative fails to deliver an Objection Certificate within thirty (30) days after receipt of a Claim Certificate, then the Stockholders’ Representative shall be deemed, for and on behalf of the Indemnifying Parties, to agree that the Parent Indemnified Party is entitled to receive all of the Claimed Amount (in which case, if requested by Parent, Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three (3) Business Days following delivery of the Objection Certificate, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent, out of the Escrow Fund, an amount equal to the Claimed Amount or the applicable portion thereof as determined by Parent, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid to Parent an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Claimed Amount (subject to the applicable limitations contained herein)).
               (ii) Notwithstanding the foregoing, to the extent permitted under Section 7.3(g), any Parent Indemnified Party may make a claim directly against the Indemnifying Parties in respect of the Shortfall Amount.
          (b) Third Party Claims. In the event that Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (each, a “Third Party Claim”) which Parent reasonably believes would result in a demand for indemnification pursuant to this ARTICLE VII, Parent shall timely notify the Stockholders’ Representative of such claim (the “Third Party Claim Notice”), and the Stockholders’ Representative shall (A) be entitled on behalf of the Indemnifying Parties, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and (B) have the right to receive copies of all pleadings, notices and material communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege or confidentiality obligations relating to any Parent Indemnified Party. The failure to so notify the Stockholders’ Representative shall not relieve the Indemnifying Parties of any Liability, except to the extent the Stockholders’ Representative demonstrates that the defense of such Third Party Claim is actually and materially prejudiced thereby or if such notice shall have occurred after survival periods set forth in Section 7.1 with respect to such claims. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, however, that except with the consent of the Stockholders’ Representative in writing (not to be unreasonably withheld or delayed; provided, that the parties agree that the Stockholders’ Representative’s failure to provide consent based on the amount of Losses, or whether the Indemnifying Parties have an obligation to indemnify Parent or other Parent Indemnified Parties pursuant to this Agreement, shall not, in and of itself, be considered unreasonable), no settlement of any such Third Party Claim shall be determinative of the amount of Losses relating to such matter or whether the Parent Indemnified Parties are entitled to indemnification hereunder with respect thereto. In the event that the Stockholders’ Representative has consented in writing to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this ARTICLE VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement. Neither the Stockholders’ Representative nor any Indemnifying Party may settle or compromise any such Third Party Claim without the prior written consent of the relevant Parent Indemnified Party(ies) (which consent shall not be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, any such Parent Indemnified Party shall be entitled to withhold its consent, in its sole discretion, to any proposed settlement or compromise that (i) does not include a provision whereby the plaintiff or claimant in the matter releases such Parent Indemnified Party from all Liabilities with respect thereto, (ii) would obligate such Parent Indemnified Party to pay an amount related thereto in excess of the amount then available for indemnification pursuant to this ARTICLE VII or (iii) would reasonably be expected to have an adverse impact on the reputation (business or otherwise) of Parent or any of its Affiliates.
          (c) Resolution of Conflicts.
               (i) In case the Stockholders’ Representative shall timely deliver an Objection Certificate (including in the case of Third Party Claims that are not ultimately resolved between Parent and the Stockholders’ Representative), then for a period of thirty (30) days after delivery of such Objection Certificate, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims objected to in the Objection Certificate. Either party may, but shall not be obligated to, initiate non binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance written notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (A) shall participate in the mediation in good faith and shall commit reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (B) shall not pursue other remedies while such mediation is proceeding. If the Stockholders’ Representative and Parent should so agree (whether by mediation or otherwise), a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent instructing the Escrow Agent to distribute to Parent, out of the Escrow Fund, an amount equal to the Losses so agreed or the applicable portion thereof as determined by Parent.
               (ii) Should Parent and the Stockholders’ Representative be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within the time periods specified in Section 7.4(c)(i), then the Parent Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction in accordance with Section 9.6. Upon resolution of such dispute, or receipt of a final non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute, then, if requested by Parent, Parent and the Stockholders’ Representative shall deliver to the Escrow Agent, within three (3) Business Days following such resolution or receipt, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent, out of the Escrow Fund, an amount equal to the Losses so determined or the applicable portion thereof as determined by Parent, and, if in whole or in part against the Indemnifying Parties, the Indemnifying Parties shall promptly cause to be paid, as applicable, by wire transfer to Parent an amount equal to the product of (x) such Indemnifying Party’s Pro Rata Portion, multiplied by (y) the Losses determined in such resolution or so ordered to be paid, if any (subject to the applicable limitations contained herein). The Escrow Agent shall be entitled to rely on any such final non-appealable order or determination from a court of competent jurisdiction and distribute cash from the Escrow Fund in accordance with the terms thereof.
          (d) Agreed Upon Losses. Section 7.4(c) shall not apply to claims made in respect of (A) any Additional Transaction Expenses, Company indebtedness for borrowed money (including the principal, interest and premium (if any)) that is not reflected in the Spreadsheet or contractual Additional Change-in-Control Payments, or (B) any Agent Interpleader Expenses or Agent Indemnification Expenses (each of (A) and (B), an “Agreed Upon Loss”). Notwithstanding Section 7.4(a), the Stockholders’ Representative hereby waives the right to object to any claims against the Escrow Fund or otherwise in respect of any Agreed Upon Loss.
          (e) Tax Returns. Notwithstanding anything to the contrary, Parent shall be responsible for the preparation and filing of any Return with respect to the Company or any of its Subsidiaries that is required to be filed after the Closing Date (as well as the related costs of the preparation thereof, except to the extent such costs are otherwise determined to be indemnifiable Losses), including any amended or previously unfiled Return relating to any period filed in order to comply with applicable Law; provided, however, that Parent shall permit the Stockholders’ Representative (and any other tax or legal advisor to the Stockholders’ Representative, at the reasonable discretion of Stockholders’ Representative whom Stockholders’ Representative may engage to review such Return) to review and comment on each such material Return prior to such filing. Not less than thirty (30) days before the earlier of the due date of any such Return or the date on which such material Return is to be filed, Parent shall furnish a draft of such Return (as proposed to be filed) to Stockholders’ Representative for his review. Not less than twenty (20) days before the earlier of the due date of such Return or the date on which such Return is to be filed, Stockholders’ Representative shall forward to Parent any comments it may have relating to such Return, and Parent and the Stockholders’ Representative shall agree to resolve in good faith any disputes regarding such Return prior to the due date or the date such Return is intended to be filed by Parent. Any dispute regarding such Return that cannot be resolved by negotiation between Parent and the Stockholders’ Representative shall be resolved by the Independent Auditor no later than the day that is five (5) Business Days prior to the due date of such Return (provided, that, if such dispute has not been resolve prior to such day, Parent will exercise its good faith judgment with respect to the contents of such Return); provided, however, that in resolving a dispute with respect to a Return, the Independent Auditor shall be bound by the requirement that the Return be prepared in a manner consistent with past reporting practices of the Company or the applicable Subsidiary unless otherwise required in accordance with applicable Law (it being understood that a position taken on a Return is in accordance with applicable Law to the extent the position is determined to be more likely than not to be sustained). Each of the parties also agrees to the additional procedures set forth in Schedule 7.2(a)(vi).
     7.5 Escrow Arrangements.
          (a) Escrow. From and after the Closing, the Indemnifying Parties agree that, subject to the other provisions of this ARTICLE VII, the Escrow Fund shall be available to indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Losses in respect of which such Parent Indemnified Parties may be indemnified, defended or held harmless under this ARTICLE VII; provided, however, that the Working Capital Escrow Amount shall only be available to compensate the Parent Indemnified Parties for any overstatement in the Merger Consideration as set forth in Section 6.5 (which the parties agree shall be the first source of recourse for any such overstatement). The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
          (b) Satisfaction of Claims. Recovery against the Indemnification Escrow Amount contained in the Escrow Fund shall be the Parent Indemnified Parties’ sole and exclusive remedy for indemnification claims under Section 7.2(a)(i), except in the case of Losses arising out of or resulting from a breach or inaccuracy of the Specified Representations, or to which the General Indemnification Cap does not otherwise apply. The Indemnifying Parties shall, and do hereby, pledge and grant a security interest in the Escrow Fund.
          (c) Escrow Period; Distribution Upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time. Fifty percent (50%) of the amount held in the Escrow Fund on the date that is the one (1) year anniversary of the Closing Date (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Claim Certificate that is delivered to the Stockholders’ Representative prior to 5:00 p.m. Pacific on the one (1) year anniversary of the Closing Date with respect to facts and circumstances existing on or prior to 5:00 p.m. Pacific on the one (1) year anniversary of the Closing Date), shall be released from the Escrow Fund no later than 5:00 p.m. Pacific time on the fifth (5th) Business Day following the one (1) year anniversary of the Closing Date (the “First Escrow Release”). Any amounts remaining in the Escrow Fund on the date that is eighteen (18) months from the Closing Date shall be released from the Escrow Fund at 5:00 p.m., Pacific time as soon as commercially practicable and in no event later than the fifth (5th) Business Day after such date (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Claim Certificate that is delivered to the Escrow Agent prior to 5:00 p.m. Pacific on the date that is eighteen (18) months from the Closing Date with respect to facts and circumstances existing on or prior to such date); provided, however, that the Escrow Fund with respect to the Working Capital Escrow Amount shall terminate in accordance with Section 6.5. Following the termination of the Escrow Fund with respect to the Indemnification Escrow Amount, the Escrow Agent shall deliver to each of the Indemnifying Parties such Indemnifying Party’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending claims against the Escrow Fund and shall deliver to each of the Indemnifying Parties such Indemnifying Party’s Pro Rata Portion (if any) of the remaining portion of the Indemnification Escrow Amount, if any, following resolution of all such claims. In the event that it is determined that the Adjusted Working Capital Amount shall have been understated in the original calculation of the Merger Consideration for purposes of the payments made to the Indemnifying Parties at the Closing, or overstated in an amount that is less than the Working Capital Escrow Amount, the Escrow Agent shall deliver to each Indemnifying Party such Indemnifying Party’s Pro Rata Portion (if any) of the remaining portion of the Working Capital Escrow Amount not required to satisfy any overstatement pursuant to Section 6.5 as soon as commercially practicable following resolution by Parent and the Stockholders’ Representative of the Adjusted Working Capital Amount.
          (d) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE VII.

               (ii) The Indemnification Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than ninety (90) days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent, after such bills mature, or in the event the Treasury Bills are yielding a negative return, the Indemnification Escrow Amount shall be invested in a U.S. Bank money market deposit account of the Escrow Agent, as described on Schedule 7.5(d)(ii) hereto, and any interest paid on such Indemnification Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims or otherwise distributed to the Indemnifying Parties in accordance with the terms hereof. Such interest will be treated for income tax purposes as earned by Parent, paid to the Indemnifying Parties as interest for the deferral of a portion of the Merger Consideration and payments under the Management Acquisition Bonus Plan and then contributed by the Indemnifying Parties to the Escrow Fund.
          (e) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and as set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholders’ Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Subject to the foregoing sentence, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The

Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Indemnification Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid to Parent and 50% to be paid by the Indemnifying Parties on the basis of the such Persons’ respective Pro Rata Portions (though in all cases, first from the Escrow Fund, to the extent not otherwise exhausted). Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of such Persons’ respective Pro Rata Portions (though in all cases, first from the Escrow Fund, to the extent not otherwise exhausted); provided, however, that in the event any Person fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Person’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed Upon Loss) from such Person’s Pro Rata Portion of the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholders’ Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholders’ Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
          (f) Fees. Notwithstanding the foregoing, all fees and expenses of the Escrow Agent for general administration and performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.
     7.6 Stockholders’ Representative.
          (a) The Indemnifying Parties, by adopting this Agreement and/or approving the transactions contemplated hereby, by receiving the applicable portions of the Merger Consideration pursuant to this Agreement and/or by receiving a payment pursuant to the Management Acquisition Bonus Plan, irrevocably appoint the Stockholders’ Representative as their agent and attorney-in-fact to act on behalf of each of the Indemnifying Parties, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
               (i) for the purposes of ARTICLE VII, to give and receive notices and communications, to authorize delivery to any Parent Indemnified Party of cash from the Escrow Fund in satisfaction of claims by a Parent Indemnified Party, to agree to, negotiate, enter into settlements and compromises of, and bring suit and comply with orders and awards of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.
               (ii) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;
               (iii) to enforce and protect the rights and interests of the Company Stockholders and to enforce and protect the rights and interests of all Indemnifying Parties arising out of or under or in any manner relating to this Agreement, and any other document contemplated hereby, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Indemnifying Parties;
               (iv) to refrain from enforcing any right of the Indemnifying Parties or any of them and/or the Stockholders’ Representative arising out of or under or in any manner relating to this Agreement or any document contemplated hereby; provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Representative or by the Indemnifying Parties unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representative; and
               (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers,

letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other documents contemplated hereby.
          (b) The Stockholders’ Representative may resign upon written notice to the Surviving Corporation, with or without cause, and the holders of a majority interest of the Indemnity Escrow Amount shall appoint a successor. Additionally, the Stockholders’ Representative may be changed by the Indemnifying Parties upon 10 days’ prior written notice to Parent, signed by a majority in interest of the Indemnity Escrow Amount. The outgoing Stockholders’ Representative shall be entitled to immediate reimbursement of all Stockholders’ Representative Expenses pursuant to Section 7.6(f) (with any balance in the Stockholders’ Representative Fund to inure to the benefit of the succeeding Stockholders’ Representative, and with any remaining balance to be paid to the Indemnifying Parties based on their Pro Rata Portion, as described in Section 7.6(f)), and in all cases subject to the terms of this Section 7.6. The successor shall be entitled to all the rights, powers, immunities and privileges as was his or her predecessor, without the need of any further act or writing. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Indemnifying Parties.
          (c) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative, whether or not in reliance upon any notice, direction, instruction, consent, statement or other document, except to the extent arising from the gross negligence or willful misconduct of the Stockholders’ Representative (and any action taken or omitted to be taken upon the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct).
          (d) A decision, act, consent or instruction of the Stockholders’ Representative with respect to the matters regarding the Escrow Fund contemplated by this Section 7.6 shall constitute a decision of all of the Company Stockholders and shall be final, binding and conclusive, and the Parent Indemnified Parties may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each Indemnifying Party. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.
          (e) Parent and Sub, on behalf of all Parent Indemnified Parties, hereby agree that any notice, right, or obligation required to be delivered to, performed by, or asserted by the Indemnifying Parties regarding the Escrow Fund shall be delivered to, performed by or asserted by the Stockholders’ Representative.
          (f) Each of the Indemnifying Parties, by adopting this Agreement and/or approving the transactions contemplated hereby, by receiving the applicable portions of the Merger Consideration pursuant to this Agreement and/or by receiving a payment pursuant to the Management Acquisition Bonus Plan, agrees to release and hold harmless, and indemnify, each Person who acts as Stockholders’ Representative with respect to all actions, decisions, elections or other determinations made by such Persons in the performance of their duties as the Stockholders’ Representative, except to the extent arising from the gross negligence or willful misconduct of any such Person (and any action taken or omitted to be taken upon the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct). Such indemnity shall be paid first from the Stockholders’ Representative Fund to the extent then available, and thereafter directly from the Indemnifying Parties on a several and not joint basis. The availability of indemnity for Persons who act as the Stockholders’ Representative shall be subject to the same privileges as contemplated for directors of a Delaware corporation under DGCL Section 145; provided, that solely the Indemnifying Parties (and not the Parent, Company nor any other their affiliates) shall be liable therefor. In addition, each Indemnifying Party agrees that the costs and expenses incurred by the Stockholders’ Representative in the performance of his or her duties hereunder (such costs and expenses, the “Stockholders’ Representative Expenses”) shall be paid for and be the responsibility of the Indemnifying Parties in accordance with their Pro Rata Portions. Within one (1) Business Day after the Closing, Parent shall deliver to the Stockholders’ Representative an amount in cash equal to $250,000 (the “Stockholder Representative Fund Amount”) from the portion of the Merger Consideration and payments under the Management Bonus Plan payable to the Indemnifying Parties at Closing in accordance with their respective Pro Rata Portions, to an account specified by the Stockholders’ Representative on or prior to Closing Date as the fund for reimbursement of Stockholders’ Representative Expenses (the “Stockholders’ Representative Fund”). Any balance of the Stockholders’ Representative Fund not used for such reimbursement by the Stockholders’ Representative or its successor(s), shall be returned by the Stockholders’ Representative to the Indemnifying Parties in accordance with their Pro Rata Portions, at such time as the Stockholders’ Representative reasonably determines in his sole discretion that such a balance is no longer needed to carry out the duties of the Stockholders’ Representative hereunder. All Stockholders’ Representative Expenses shall be paid first from the Stockholders’ Representative Fund, to the extent then available, and thereafter directly from the Indemnifying Parties on a several and not joint basis. Without limiting the right of the Stockholders’ Representative to such reimbursement or such indemnity from the Stockholders’ Representative Fund or directly from the Indemnifying Parties, following the date on which the Escrow Fund is finally released to the Indemnifying Parties and the satisfaction or resolution of all claims made by Parent Indemnified Parties for Losses, the Stockholders’ Representative shall have the right, but not the obligation, to recover any Stockholders’ Representative Expenses not covered by the Stockholders’ Representative Fund from the Escrow Fund prior to any distribution to the Indemnifying Parties and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholders’ Representative Expenses actually incurred, but not to the extent covered by the Stockholders’ Representative Fund.
          (g) The parties agree that the Stockholders’ Representative shall have reasonable access, during normal business hours and upon reasonable notice, to information about the Company (as the Surviving Corporation) and Parent and the reasonable assistance of the Company’s (as the Surviving Corporation) and Parent’s officers and employees to the extent required solely for purposes of performing his or her duties and exercising his or her rights under this Agreement upon execution of a non-disclosure agreement under which the Stockholders’ Representative agrees to treat confidentially and not disclose any nonpublic information from or about the Company (as the Surviving Corporation), Parent or their Affiliates to anyone (except on a need to know basis to individuals (identified to the company and Parent in writing in advance) who agree in writing to treat such information confidentially) or use such information for any other purpose.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) by mutual agreement of the Company and Parent;
          (b) by Parent, if the Stockholder Written Consent shall have not been obtained by the Company and delivered to the Parent within five (5) hours after the execution and delivery of this Agreement by the Company;

          (c) by Parent, if there shall have occurred any Material Adverse Effect between the execution of this Agreement by the parties hereto and the Effective Time; or
          (d) by Parent if there shall be (i) a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) any statute, rule, regulation or order enacted, promulgated or issues or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto (though for purposes of clarity, excluding the Indemnifying Parties) shall remain liable for any breaches of this Agreement, any Related Agreements or any certificate or other instrument delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.1 (Confidentiality), Section 6.2 (Public Disclosure), Section 6.3 (Expenses) hereof, Section 7.2(b) (Limitations on Indemnification), ARTICLE IX (General Provisions) (other than Section 9.7 (Enforcement)) hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.
     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Party whether or not they have signed such amendment.
     8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Informatica Corporation
100 Cardinal Way
Redwood City, California 94063
Attention: General Counsel
Facsimile No.: (650) 385-5500

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Mark A. Bertelsen and Lawrence M. Chu
Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

Siperian, Inc.
100 Foster City Blvd.
2nd Floor
Foster City, California 94404
Attention: Bob Pape
Facsimile No.: (650) 350-2206

with a copy to:

Fenwick & West
801 California Street
Mountain View, California 94041
Attention: Dan Dorosin and Kris Withrow
Facsimile No.: (650) 938-5200

(c)	if to the Stockholders’ Representative, to:

Investor Growth Capital
630 5th Avenue, 19th Floor
New York, New York 10111
Attention: Noah Walley, Managing Director
Facsimile No.: (212) 515-9029

with a copy to:

Fenwick & West
801 California Street
Mountain View, California 94041
Attention: Dan Dorosin and Kris Withrow
Facsimile No.: (650) 938-5200

and:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
220 West 42nd Street
New York, New York 10036
Attention: Ward Breeze
Facsimile No.: (877) 881-3077

(d)	If to the Escrow Agent, to:

U.S. Bank National Association
One California Street, Suite 1000
San Francisco, California 94111
Attention: Sheila K. Soares
Facsimile No.: (415) 273-4590
     9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
     9.3 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder (other than Section 6.14, for which the Company’s directors and officers shall be considered third party beneficiaries from and after the Closing), and (c) shall not be assigned by operation of Law or otherwise, except that Parent and Sub may assign their rights and delegate their obligations hereunder to their Affiliates as long as Parent remains ultimately liable for all of Parent’s and Sub’s obligations hereunder.
     9.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.5 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.6 Governing Law; Exclusive Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to ARTICLE VII hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to ARTICLE VII hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     9.7 Enforcement. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including the confidentiality obligations set forth in Section 6.1. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholders’ Representative and the Escrow Agent have caused this Agreement to be signed by their authorized representatives, all as of the date first written above.

INFORMATICA CORPORATION
By:	/s/ Earl E. Fry
	Name:	Earl E. Fry
	Title:	EVP, CFO, Secretary

SPUTNIK ACQUISITION CORPORATION
By:	/s/ Earl E. Fry
	Name:	Earl E. Fry
	Title:	President

SIPERIAN, INC.
By:	/s/ Peter M. Caswell
	Name:	Peter M. Caswell
	Title:	President & CEO

INVESTOR GROWTH CAPITAL, as Stockholders’ Representative
By:	/s/ Noah Walley
	Name:	Noah Walley
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
By:	/s/ Sheila K. Soares
	Name:	Sheila K. Soares
	Title:	Vice President

[ Agreement and Plan of Merger ]